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SBA Communications Corporation

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SBA Communications Corporation 8051 Congress Avenue Boca Raton, Florida 33487

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

April 5, 2019

Dear Shareholder:

It is my pleasure to invite you to attend SBA Communications Corporation’s 2019 Annual Meeting of Shareholders. The meeting will be held on Thursday, May 16, 2019, at 10:00 a.m. local time at our corporate office, located at 8051 Congress Avenue, Boca Raton, Florida 33487. At the meeting, you will be asked to:

1.	Elect three directors as follows: Kevin L. Beebe, Jack Langer, and Jeffrey A. Stoops for a three-year term expiring at the 2022 Annual Meeting of Shareholders.

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2019 fiscal year.

3.	Approve, on an advisory basis, the compensation of our named executive officers.

4.	Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Only shareholders of record as of the close of business on March 15, 2019 may vote at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting, regardless of the number you may hold. Whether or not you plan to attend, please vote using the Internet, by telephone or by mail, in each case by following the instructions in our proxy statement. This will not prevent you from voting your shares in person if you are present.

I look forward to seeing you on May 16, 2019.

Sincerely,

Steven E. Bernstein
Chairman of the Board

We mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report on or about April 5, 2019.

SBA’s proxy statement and annual report are available online at www.edocumentview.com/SBAC.

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PROXY SUMMARY

This proxy summary highlights information contained elsewhere in this proxy statement and does not contain all information that you should review and consider. Please read the entire proxy statement with care before voting.

2019 ANNUAL MEETING

Date and Time:	Thursday, May 16, 2019, at 10:00 a.m. local time

Place:	8051 Congress Avenue, Boca Raton, Florida 33487

Record Date:	March 15, 2019

Voting:	Each share of SBA Class A common stock outstanding at the close of business on March 15, 2019 has one vote on each matter that is properly submitted for a vote at the annual meeting.

PROPOSALS AND BOARD RECOMMENDATION

PROPOSAL	Board Recommendation	Page Reference (for more details)
Election of Directors	FOR each director nominee	9
Ratification of EY as Auditors	FOR	57
Advisory vote on executive compensation	FOR	61

2018 FINANCIAL HIGHLIGHTS

In 2018, SBA continued to deliver solid financial and operational results, and we once again led the tower industry in Tower Cash Flow Margin, Adjusted EBITDA Margin and AFFO Per Share. Highlights include:

(dollars in millions)	2016	2017	2018
Total revenue	$1,633	$1,728	$1,866
Net Income	$76	$104	$47
AFFO(1)(2)	$761	$841	$885
Tower Count	26,197	27,909	29,578

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PROXY SUMMARY

(1)	For 2016, Adjusted EBITDA, AFFO and AFFO Per Share are presented net of the Oi Reserve. See Exhibit A for more information.

(2)	See reconciliation of GAAP to Non-GAAP financial measures in Exhibit A to this proxy statement.

We also returned approximately $795.5 million in capital to our shareholders through the repurchase of approximately 5.0 million shares of our Class A common stock during 2018.

This performance has contributed to our ability to create significant shareholder value as we delivered 54% Total Shareholder Return (“TSR”) for the three years ended December 31, 2018. As the chart below demonstrates, our TSR over that period exceeds the TSR of the S&P 500 Index (approximately 30%) and the FTSE NAREIT All Equity REITs Index (approximately 13%).

For more information relating to SBA’s financial performance, please review our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 28, 2019.

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PROXY SUMMARY

GOVERNANCE AND EXECUTIVE COMPENSATION HIGHLIGHTS

Our strong corporate governance practices and executive compensation standards include:

●      Meaningful proxy access right for shareholders. (Page 19)

●     Adoption of double trigger for acceleration of all outstanding and future equity awards held by our CEO and all equity awards issued to other officers after 2017. (Page 29)

●     Robust executive compensation recoupment or “clawback” policy. (Page 19)

●     All directors other than our CEO are independent. (Page 15)

●     Lead independent director to ensure independent oversight. (Page 14)

●      Directors and officers are subject to robust stock ownership guidelines. (Page 43)

●     90% of our CEO’s target total compensation and an average of 85% of our other named executive officers’ target total compensation is at-risk or performance-based. (Page 29)

●     Advisory vote on executive compensation is conducted annually. (Page 61)

●     Majority voting standard and director resignation policy in uncontested elections. (Page 9)

●      Executives prohibited from pledging shares that are subject to the stock ownership requirements and strictly prohibited from hedging any shares. (Page 43)

●     Board conducts annual self-evaluation to determine effective functioning. (Page 15)

●      Directors regularly attend continuing education programs.

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SBA Communications Corporation 8051 Congress Avenue Boca Raton, Florida 33487

PROXY STATEMENT

You are receiving this proxy statement because you own shares of our Class A common stock that entitle you to vote at the 2019 Annual Meeting of Shareholders. Our Board of Directors is soliciting proxies from shareholders who wish to vote at the meeting. By use of a proxy, you can vote even if you do not attend the meeting. This proxy statement describes the matters on which you are being asked to vote and provides information on those matters so that you can make an informed decision.

Date, Time and Place of the 2019 Annual Meeting

We will hold the 2019 Annual Meeting on Thursday, May 16, 2019, at 10:00 a.m. local time at our corporate offices located at 8051 Congress Avenue, Boca Raton, Florida 33487.

Questions and Answers About Voting at the Annual Meeting and Related Matters

Q:	Who may vote at the Annual Meeting?

A:

You may vote all of the shares of our Class A common stock that you owned at the close of business on March 15, 2019, the record date. On the record date, there were 113,073,816 shares of our Class A common stock outstanding and entitled to be voted at the meeting. You may cast one vote for each share of our Class A common stock held by you on all matters presented at the meeting.

Q:	What constitutes a quorum, and why is a quorum required?

A:

We are required to have a quorum of shareholders present to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. If we do not have a quorum, we will be forced to reconvene the Annual Meeting at a later date.

Q:	What is the difference between a shareholder of record and a beneficial owner?

A:

If your shares are registered directly in your name with SBA’s transfer agent, Computershare Trust Company, N.A., you are considered the “shareholder of record” with respect to those shares. If your shares are held by a brokerage firm, bank, trustee or other agent (“nominee”), you are considered the “beneficial owner” of shares held in street name. The Notice of Internet Availability of Proxy Materials (“Notice”) has been forwarded to you by your nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your nominee on how to vote your shares by following their instructions for voting by telephone or on the Internet or, if you specifically request a copy of the printed materials, you may use the voting instruction card included in such materials.

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QUESTIONS AND ANSWERS ABOUT VOTING AT THE ANNUAL MEETING AND RELATED MATTERS

Q:	How do I vote?

A:	If you are a shareholder of record, you may vote:

•	via Internet;

•	by telephone;

•	by mail, if you have received a paper copy of the proxy materials; or

•	in person at the meeting.

Detailed instructions for Internet and telephone voting are set forth on the Notice, which contains instructions on how to access our proxy statement and annual report online. You may also vote in person at the Annual Meeting.

If you are a beneficial shareholder, you must follow the voting procedures of your nominee included with your proxy materials. If your shares are held by a nominee and you intend to vote at the meeting, please bring with you evidence of your ownership as of the record date (such as a letter from your nominee confirming your ownership or a bank or brokerage firm account statement).

Q:	What am I voting on?

A:	At the Annual Meeting you will be asked to vote on the following three proposals. Our Board recommendation for each of these proposals is set forth below.

Proposal	Board Recommendation

1. To elect Kevin L. Beebe, Jack Langer, and Jeffrey A. Stoops as directors for a three-year term expiring at the 2022 Annual Meeting of Shareholders.	FOR each director nominee

2. To ratify the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the 2019 fiscal year.	FOR

3. To approve, on an advisory basis, the compensation of our named executive officers, which we refer to as “Say on Pay.”	FOR

We will also consider other business that properly comes before the meeting in accordance with Florida law and our Bylaws.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:

Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Steven E. Bernstein and Jeffrey A. Stoops, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Florida law and our Bylaws.

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QUESTIONS AND ANSWERS ABOUT VOTING AT THE ANNUAL MEETING AND RELATED MATTERS

Q:	What if I abstain on a proposal?

A:

If you sign and return your proxy marked “abstain” on any proposal, your shares will not be voted on that proposal. However, your shares will be counted for purposes of determining whether a quorum is present.

Q:	What is the required vote for approval of each of the proposals and what is the impact of abstentions?

A:

Proposal	Votes Required for Approval	Abstentions

1. Election of Directors	Majority of votes cast	No impact

2. Ratification of EY as Auditors	Majority of votes cast	No impact

3. Say on Pay	Majority of votes cast	No impact

A proposal has received a majority of the votes cast if the votes cast “FOR” a proposal exceed the votes cast “AGAINST” a proposal. In addition, we intend to evaluate the advisory proposal, Proposal 3, using the same standard. Consequently, abstentions will have no impact on the results, as they are not counted as votes cast.

Q:	What is the effect of the advisory vote on Proposal 3?

A:

Proposal 3 is an advisory vote. This means that while we ask shareholders to approve the resolution regarding Say on Pay, this is not an action that requires shareholder approval. If a majority of votes are cast “FOR” the Say on Pay proposal, we will consider the proposal to be approved. Abstentions are not counted as votes “FOR” or “AGAINST” this proposal. Although the vote on Proposal 3 is non-binding, our Board and the Compensation Committee will review the result of the vote and take it into account in making determinations concerning executive compensation.

Q:	What if I sign and return my proxy without making any selections?

A:

If you sign and return your proxy without making any selections, your shares will be voted “FOR” Proposals 1, 2 and 3. If other matters properly come before the meeting, Steven E. Bernstein and Jeffrey A. Stoops will have the authority to vote on those matters for you at their discretion. As of the date of this proxy, we are not aware of any matters that will come before the meeting other than those disclosed in this proxy statement.

Q:	What if I am a beneficial shareholder and I do not give the nominee voting instructions?

A:

If you are a beneficial shareholder and your shares are held in the name of a broker, the broker is bound by the rules of the New York Stock Exchange regarding whether or not it can exercise discretionary voting power for any particular proposal if the broker has not received voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. A broker non-vote occurs when a

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QUESTIONS AND ANSWERS ABOUT VOTING AT THE ANNUAL MEETING AND RELATED MATTERS

nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares. Broker non-votes are included in the calculation of the number of votes considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as votes cast with respect to a matter on which the nominee has expressly not voted.

The table below sets forth, for each proposal on the ballot, whether a broker can exercise discretion and vote your shares absent your instructions and if not, the impact of such broker non-vote on the approval of the proposal.

Proposal	Can Brokers Vote Absent Instructions?	Impact of Broker Non-Vote

1. Election of Directors	No	None

2. Ratification of EY as Auditors	Yes	Not Applicable

3. Say on Pay	No	None

Q:	Can I change my vote after I have delivered my proxy?

A:

Yes. You may revoke your proxy at any time before its exercise. You may also revoke your proxy by voting in person at the Annual Meeting. If you are a beneficial shareholder, you must contact your nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Q:	Who can attend the Annual Meeting?

A:

Only shareholders and our invited guests are invited to attend the Annual Meeting. To gain admittance, you must bring a form of personal identification to the meeting, where your name will be verified against our shareholder list. If a broker or other nominee holds your shares and you plan to attend the meeting, you should bring a recent brokerage statement showing your ownership of the shares as of the record date, a letter from the broker confirming such ownership, and a form of personal identification.

Q:	If I plan to attend the Annual Meeting, should I still vote by proxy?

A:	Yes. Casting your vote in advance does not affect your right to attend the Annual Meeting.

If you vote in advance and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote. Written ballots will be available at the meeting for shareholders of record.

Beneficial shareholders who wish to vote in person must request a legal proxy from the broker or other nominee and bring that legal proxy to the Annual Meeting.

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QUESTIONS AND ANSWERS ABOUT VOTING AT THE ANNUAL MEETING AND RELATED MATTERS

Q:	Where can I find voting results of the Annual Meeting?

A:	We will announce the results for the proposals voted upon at the Annual Meeting and publish final detailed voting results in a Form 8-K filed within four business days after the Annual Meeting.

Q:	Who should I call with other questions?

A:

If you have additional questions about this proxy statement or the meeting or would like additional copies of this proxy statement or our annual report, please contact: SBA Communications Corporation, 8051 Congress Avenue, Boca Raton, Florida 33487, Attention: Investor Relations, Telephone: (561) 995-7670.

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PROPOSAL 1 – ELECTION OF DIRECTORS

Introduction

Our Bylaws permit the Board of Directors to set the size of the Board. Our Board of Directors currently consists of eight directors. For the size and scope of our business and operations, we believe a board of approximately this size is appropriate as it is small enough to allow for effective communication among the members but large enough so that we get a diverse set of perspectives and experiences in our board room.

Our Board of Directors is currently divided into three classes. We believe that the classified Board is the most effective way for the Board to be organized because it ensures a greater level of certainty of continuity from year-to-year which provides stability in organization and experience. As a result of the three classes, at each Annual Meeting, directors are elected for a three-year term. Class terms expire on a rolling basis, so that one class of directors is elected each year.

Our current directors and classifications are as follows:

Class I	Class II	Class III
Brian C. Carr	Kevin L. Beebe	Steven E. Bernstein
Mary S. Chan	Jack Langer	Duncan H. Cocroft
George R. Krouse, Jr.	Jeffrey A. Stoops

The terms of the three current Class II directors expire at the 2019 Annual Meeting of Shareholders. The Nominating and Corporate Governance Committee (“NCG Committee”) has recommended that Kevin L. Beebe, Jack Langer, and Jeffrey A. Stoops, each a current Class II director, be nominated for re-election for a three-year term expiring at the 2022 Annual Meeting of Shareholders or until their successors are duly elected and qualified. Each of Messrs. Beebe, Langer and Stoops has consented to serve if elected.

Our Bylaws provide that, in uncontested elections, directors will be elected by a majority of the votes cast, and in contested elections, directors will be elected by a plurality of the votes cast. Our Bylaws further provide that a director who is not elected by a majority of the votes cast in an uncontested election must tender his or her resignation to the Board of Directors. The Board of Directors, taking into consideration the recommendation of the NCG Committee, will then decide whether to accept or reject the resignation, or whether other action should be taken.

We believe that each of our directors possesses the experience, skills and qualities to fully perform his or her duties as a director and contribute to SBA’s success. Our directors were nominated because each is of high ethical character, highly accomplished in his or her field with superior credentials and recognition, has a reputation, both personal and professional, that is consistent with SBA’s image and reputation, has the ability to exercise sound business judgment, and is able to dedicate sufficient time to fulfilling his or her obligations as a director. Our directors as a group complement each other and each of their respective experiences, skills and qualities so that collectively the Board operates in an effective, collegial and responsive manner. Each director’s principal occupation and other pertinent information about particular experience, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director, appears on the following pages.

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PROPOSAL 1 – ELECTION OF DIRECTORS  >  NOMINEES FOR DIRECTOR

Nominees For Director

Class II Directors

For Terms that Expire at the 2022 Annual Meeting

Kevin L. Beebe Director since: 2009 Independent Age: 60 Committees: • Audit • Nominating and Corporate Governance	Since November 2007, Mr. Beebe has been President and Chief Executive Officer of 2BPartners, LLC, a partnership that provides strategic, financial and operational advice to investors and management. Previously he was Group President of Operations at ALLTEL Corporation, a telecommunications services company, from 1998 to 2007. From 1996 to 1998, Mr. Beebe served as Executive Vice President of Operations for 360° Communications Co., a wireless communications company. Mr. Beebe also serves on the Board of Directors of Skyworks Solutions, Inc., a semiconductor company, and on the Board of Directors of NII Holdings, Inc., a wireless service provider. In addition, Mr. Beebe is a founding partner in Astra Capital, a private equity firm.

Qualifications. The Board nominated Mr. Beebe to serve as a director of the Board because of his executive and management experience, and in particular his extensive experience in telecommunications.

Jack Langer Director since: 2004 Independent Age: 70 Committees: • Nominating and Corporate Governance • Compensation (Chair) Lead Independent Director	Mr. Langer is a private investor. From April 1997 to December 2002, Mr. Langer served as Managing Director and the Global Co-Head of the Media Group at Lehman Brothers Inc. From 1995 to 1997, Mr. Langer served as the Managing Director and Head of Media Group at Bankers Trust & Company. From 1990 to 1994, Mr. Langer served as Managing Director and Head of Media Group at Kidder Peabody & Company, Inc. Mr. Langer previously served on the Board of Directors of CKX, Inc., a publicly traded company engaged in the ownership, development and commercial utilization of entertainment content.

Qualifications. The Board nominated Mr. Langer to serve as a director of the Board because of his management and advisory experience with national and global companies as well as his vast experience in investment banking, including his experience in raising capital for companies and mergers and acquisitions.

Jeffrey A. Stoops Director since: 1999 President, Chief Executive Officer and Director Age: 60	Mr. Stoops joined SBA in April 1997 and has served as a director of SBA since August 1999. Mr. Stoops was appointed Chief Executive Officer effective as of January 2002, President in April 2000, and previously served as our Chief Financial Officer.

Qualifications. The Board nominated Mr. Stoops to serve as a director of the Board because of his current and prior senior executive and financial management experience at SBA, his operational knowledge and experience at SBA and his business and competitive knowledge of the wireless infrastructure industry.

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PROPOSAL 1 – ELECTION OF DIRECTORS  >  DIRECTORS CONTINUING IN OFFICE

Directors Continuing in Office

Class I Directors

Terms Expire at the 2021 Annual Meeting

Brian C. Carr Director since: 2004 Independent Age: 57 Committees: • Audit • Compensation	Mr. Carr is an experienced investor, board member and strategic advisor to various companies. Since October 2017, Mr. Carr has served as an independent director for private equity-backed SingularBio, Inc., a San Francisco based diagnostic technology company. From January 2014 until June 2017, Mr. Carr served as non-executive Chairman, and from March 2012 to December 2013 as Chairman and Chief Executive Officer, of Regional Diagnostic Laboratories, Inc., a company founded to invest in various types of domestic and international medical laboratories. From October 2016 until May 2017, Mr. Carr was a board member of privately held Acuamark Diagnostics. Previously, Mr. Carr was a co-founder, Chief Executive Officer and director for OralDNA Labs, a privately held diagnostic company which was acquired by Quest Diagnostics. Mr. Carr was also a co-founder and the Chairman and Chief Executive Officer of American Esoteric Laboratories until it was acquired by publicly-held Sonic Healthcare Limited. Prior to that, Mr. Carr was President and a director of AmeriPath, Inc., a publicly-traded anatomic pathology company. Mr. Carr is a CPA (inactive) and has previous experience in Big Four public accounting firms as well as international consulting in Brazil, China and Spain.

Qualifications. The Board nominated Mr. Carr to serve as a director of the Board because of his experience in founding, growing and managing public and private companies, including extensive mergers and acquisitions experience, both domestically and internationally. The Board also recognized his accounting and financial experience gained initially through a Big Four public accounting firm and enhanced through his public and private company senior management positions.

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PROPOSAL 1 – ELECTION OF DIRECTORS  >  DIRECTORS CONTINUING IN OFFICE

Mary S. Chan Director since: 2015 Independent Age: 56 Committees: • Audit • Nominating and Corporate Governance	Ms. Chan is a telecommunications executive and has over 25 years of extensive global management experience in the telecommunications and wireless technology industries. Ms. Chan co-founded and since February 2016 has served as Managing Partner of VectoIQ, LLC, a consulting firm focused on Smart transportation product and services. From May 2012 to April 2015, Ms. Chan served as President, Global Connected Consumer & OnStar Service, at General Motors Corporation, where she led the development and execution of General Motors’ strategic global infotainment plans, including the launch of 4G LTE connectivity across its global portfolio of vehicle brands. From September 2009 to March 2012, Ms. Chan served as Senior Vice President and General Manager, Enterprise Mobility Solutions & Services, at Dell Inc., where she helped expand Dell’s mobility product and service offerings. From December 2000 to August 2009, Ms. Chan held various senior vice president positions at Alcatel-Lucent and Lucent Technologies, including the positions of Executive Vice President, President of 4G/LTE Wireless Networks and Executive Vice President, President of Global Wireless Networks. Prior to Alcatel-Lucent/Lucent Technologies, Ms. Chan worked at AT&T Network Systems focusing on product and platform development of 2G and 3G wireless systems. Ms. Chan also serves on the Boards of Directors of Microelectronics Technology, Inc., a publicly-held technology company specializing in wireless communication product development, manufacturing and global sales, Dialog Semiconductor PLC, a publicly-held manufacturer of semiconductor based system solutions, and Magna International Inc., a publicly-held automotive parts supplier.

Qualifications. The Board nominated Ms. Chan to serve as a director of the Board because of her extensive experience in the telecommunications and wireless technology industries. The Board also recognized her management experience gained through various senior management positions at large multinational companies.

George R. Krouse, Jr. Director since: 2009 Independent Age: 73 Committees: • Nominating and Corporate Governance (Chair) • Compensation	Mr. Krouse, an attorney, retired in December 2007 after spending 37 years at the law firm of Simpson Thacher & Bartlett LLP, where he practiced in the corporate, capital markets and merger and acquisition areas. While at Simpson Thacher & Bartlett LLP, Mr. Krouse served as Head of the Corporate Department, Senior Administrative Partner and was a member of the Executive Committee of the firm. Mr. Krouse also serves on the Board of Visitors at Duke University School of Law and is a 2002 recipient of the Law School’s Distinguished Alumni Award. In 2006, he was appointed a Senior Lecturing Fellow at Duke University School of Law.

Qualifications. The Board nominated Mr. Krouse to serve as a director of the Board because of his years and depth of experience as a securities and M&A partner at a major law firm, where he counseled large companies on matters of corporate governance, risk oversight, capital markets, general business matters and acquisition transactions, as well as his senior financial and business management experience at this same firm.

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PROPOSAL 1 – ELECTION OF DIRECTORS  >  DIRECTORS CONTINUING IN OFFICE

Class III Directors

Terms Expire at the 2020 Annual Meeting

Steven E. Bernstein Director since: 1989 Independent Age: 58 Chair	Mr. Bernstein, our founder, has served as our Chair since our inception in 1989 and was our Chief Executive Officer from 1989 to 2001. Mr. Bernstein is also involved in a number of personal commercial real estate investments. Mr. Bernstein has a Bachelor of Science in Business Administration with a major in Real Estate from the University of Florida. Mr. Bernstein was previously a visiting professor at Lynn University, and serves on the boards of various local charities.

Qualifications. The Board nominated Mr. Bernstein to serve as a director of the Board because of his extensive senior management and operational experience in the wireless communications industry, including as the founder and first President and Chief Executive Officer of SBA.

Duncan H. Cocroft Director since: 2004 Independent Age: 75 Committees: • Audit (Chair) • Compensation	Mr. Cocroft is a private investor who retired in March 2004 from Cendant Corporation, a provider of consumer and business services primarily in the travel and real estate services industries. Mr. Cocroft was Executive Vice President – Finance and Treasurer of Cendant and Executive Vice President and Chief Financial Officer of PHH Corporation, Cendant’s wholly-owned finance subsidiary. Prior to joining Cendant in June 1999, Mr. Cocroft served as Senior Vice President, Chief Administrative Officer and Principal Financial Officer of Kos Pharmaceuticals, where he was responsible for finance, information systems and human resources. His other prior senior management positions include Vice President – Finance and Chief Financial Officer of International Multifoods, an operator of food manufacturing businesses in the U.S. and Canada, and Vice President and Treasurer of Smithkline Beckman, a pharmaceutical company. Mr. Cocroft previously served on the Board of Directors of Visteon Corporation (VC), a global automotive supplier company, from October 2010 to June 2016.

Qualifications. The Board nominated Mr. Cocroft to serve as a director of the Board because of his past experience as a Chief Financial Officer and other financial oversight positions at large, global public companies, as well as other senior management experience including responsibility for information systems and human resources.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the director nominees.

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CORPORATE GOVERNANCE

Board Leadership Structure

As stated in our Corporate Governance Guidelines, the Board has not adopted a formal policy regarding the need to separate or combine the offices of Chair of the Board and Chief Executive Officer and instead the Board remains free to make this determination from time to time in a manner that seems most appropriate for SBA. Currently, SBA separates the positions of CEO and Chair in recognition of the differences between the two roles. The CEO is responsible for the strategic direction of SBA and the day to day leadership and performance of SBA, while the Chair provides guidance to the CEO, sets the agenda for the Board meetings and presides over meetings of the Board. In addition, SBA believes that the current separation provides a more effective monitoring and objective evaluation of the CEO’s performance. The separation also allows the Chair to strengthen the Board’s objective oversight of SBA’s performance and governance standards.

Lead Independent Director

In order to facilitate and strengthen the Board’s independent oversight of SBA’s performance, strategy and succession planning and to uphold effective governance standards, the Board has established the role of a lead independent director. Our Corporate Governance Guidelines only require the appointment of a lead independent director in the event that our Chair is not independent. Although our current Chair, Mr. Bernstein, is “independent” under the Nasdaq Listing Standards, the Board decided to continue to maintain a lead independent director for 2019 as it believes that the lead independent director provides additional perspective and expanded communication among directors. Mr. Langer currently serves as SBA’s lead independent director.

The lead independent director’s duties, which are listed in our Corporate Governance Guidelines, include:

•	presiding at all executive sessions of the independent directors and Board meetings at which the Chair is not present;

•	serving as liaison between the Chair and the independent directors;

•	approving the Board meeting agendas and schedules and the subject matter of the information to be sent to the Board;

•	the authority to call meetings of the independent directors;

•	ensuring he or she is available for consultation and direct communication if requested by major shareholders; and

•	performing such other duties as the Board deems appropriate.

Corporate Governance Guidelines

The Board of Directors has voluntarily adopted Corporate Governance Guidelines. Our Corporate Governance Guidelines describe our corporate governance practices and policies and provide a framework for our Board governance. The topics addressed in our Corporate Governance Guidelines include director independence, director qualifications, committee membership and structure,

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CORPORATE GOVERNANCE

shareholder communications with the Board, director compensation and the annual performance evaluation of the Board. Our Corporate Governance Guidelines provide, among other things, that:

•	In the event the Chair is not an independent director, the independent directors of the Board will, upon recommendation of the NCG Committee, appoint a lead independent director;

•	A majority of directors of the Board must be independent as defined by the Nasdaq Listing Standards;

•	No director may serve on more than two public company boards in addition to SBA’s Board without prior consultation with the Chair of the NCG Committee;

•

The Board will have, at all times, an Audit Committee, Compensation Committee and NCG Committee (the “Committees”), and each of their members will be independent as defined by the Nasdaq Listing Standards and applicable SEC rules;

•	The Board will appoint all members of the Committees;

•	The Board will conduct an annual self-evaluation to determine whether it and its Committees are functioning effectively;

•	Each director nominee must agree to tender his or her resignation for consideration by the Board if such director fails to receive a majority of votes cast in any uncontested re-election;

•

No executive officer or director may pledge any shares of SBA’s Class A common stock that count toward satisfying such executive officer’s or director’s ownership requirement as set forth in the Stock Ownership Guidelines; and

•	No executive officer or director may enter into hedging arrangements with respect to any shares of SBA’s Class A common stock.

The NCG Committee reviews our Corporate Governance Guidelines not less than annually, and, if necessary, will recommend changes to the Board. Our Corporate Governance Guidelines are available to view at our website, www.sbasite.com, under the Investor Relations – Corporate Governance section.

Board Independence

Pursuant to our Corporate Governance Guidelines, we require that a majority of our Board of Directors and all members of our three standing Committees be comprised of directors who are “independent,” as such term is defined in the listing standards of the Nasdaq Stock Market (the “Nasdaq Listing Standards”). Each year, the Board undertakes a review of director independence, which includes a review of each director’s responses to questionnaires asking about any relationships with us. This review is designed to identify and evaluate any transactions or relationships between a director or any member of his or her immediate family and us, or members of our senior management or other members of our Board of Directors, and all relevant facts and circumstances regarding any such transactions or relationships. Consistent with these considerations, our Board has affirmatively determined that all of our non-employee directors and nominees, who are listed below, are independent.

> Kevin L. Beebe	> Steven E. Bernstein	> Brian C. Carr

> Mary S. Chan	> Duncan H. Cocroft	> George R. Krouse, Jr.

> Jack Langer

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Executive Sessions. The independent members of the Board of Directors generally meet in executive session at each regularly scheduled meeting of the Board.

Meetings

During 2018, the Board of Directors held a total of 6 meetings. Each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of the Board during the period in which he or she was a director and (2) the total number of meetings of all Committees on which he or she served during the period in which he or she was a director. It is the policy of the Board of Directors to encourage its members to attend SBA’s Annual Meeting of Shareholders. All members of the Board of Directors in 2018 were present at SBA’s 2018 Annual Meeting of Shareholders.

Board Committees

The Board has three standing Committees: the Audit Committee, the Compensation Committee and the NCG Committee. Copies of the Committee charters of each of the Audit Committee, the Compensation Committee and the NCG Committee setting forth the respective responsibilities of the Committees can be found under the Investor Relations – Corporate Governance section of our website at www.sbasite.com, and such information is also available in print to any shareholder who requests it through our Investor Relations department. Each of the Committees reviews, and revises if necessary, its respective charter not less than annually.

Audit Committee

Number of Meetings in 2018: 6

Responsibilities. The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. In doing so, it establishes our audit policies, evaluates the independence of and selects our independent auditors, and oversees the engagement of our independent auditors. The Audit Committee maintains free and open means of communication between our directors, management and the independent auditors. The Audit Committee also oversees the performance of our internal audit function, develops controls to insure the integrity of our financial statements and the quality of disclosure, and monitors our compliance with legal and regulatory requirements. The Audit Committee is also responsible for monitoring the effectiveness of our information system controls and security. The Audit Committee Chair reports on Audit Committee actions and recommendations at Board of Director meetings.

Independence and Financial Expertise. The Board of Directors has determined that each member of the Audit Committee meets the independence requirements under the Nasdaq Listing Standards and the enhanced independence standards for audit committee members required by the Securities and Exchange Commission (“SEC”). In addition, the Board of Directors has determined that each of Messrs. Beebe, Carr and Cocroft meets the requirements of an audit committee financial expert under SEC rules. For information regarding Mr. Beebe’s, Mr. Carr’s and Mr. Cocroft’s business experience, see “Proposal 1 – Election of Directors.”

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Compensation Committee

Number of Meetings in 2018: 5

Responsibilities. The Compensation Committee establishes salaries, incentives and other forms of compensation for our Chief Executive Officer, each of our executive officers (our Executive Vice Presidents) and our Chief Accounting Officer (collectively, the “Officer Group”), the terms of any employment agreements with the Officer Group and the compensation for our directors. In addition, the Compensation Committee administers our equity-based compensation plans, including awards under such plans, and our Stock Ownership Guidelines. The Compensation Committee also oversees and administers our Executive Compensation Recoupment Policy. The Compensation Committee also reviews the results of any advisory shareholder votes on executive compensation and considers whether to recommend adjustments to our executive compensation policies and practices as a result of such votes. The Compensation Committee Chair reports on Compensation Committee actions and recommendations at Board of Director meetings.

Role of Compensation Consultants and Advisors. The Compensation Committee has the authority, pursuant to its charter, to engage the services of outside legal or other experts and advisors as it in its sole discretion deems necessary and appropriate to assist the Compensation Committee in fulfilling its duties and responsibilities. For 2018, the Compensation Committee again selected and retained F.W. Cook & Co., Inc. (“FW Cook”), an independent management compensation consulting firm, and instructed FW Cook to provide the Compensation Committee with a review of competitive market data for each member of the Officer Group, and to work directly with the Compensation Committee to prepare proposals for 2018 executive compensation and director compensation. FW Cook also assisted with structuring our retirement policy. In addition, in 2018 the Compensation Committee again selected and retained Norton Rose Fulbright (“Norton Rose”), a law firm which provides legal advice on compensation issues. Neither FW Cook nor Norton Rose performed any services for us other than their services to the Compensation Committee. We believe that the use of independent consultants provides additional assurance that our programs are reasonable and consistent with our objectives. The Compensation Committee reviewed the independence of each of FW Cook and Norton Rose in light of the SEC rules and the Nasdaq Listing Standards regarding compensation consultants and has concluded that neither FW Cook’s work nor Norton Rose’s work for the Compensation Committee during 2018 raised any conflict of interest and that each of FW Cook and Norton Rose is independent.

Role of Management and Delegation of Authority. As more fully discussed under “Compensation Discussion and Analysis – Evaluating Compensation Program Design and Relative Competitive Position,” our CEO provides the Compensation Committee with (1) evaluations of each named executive officer, including himself, and (2) recommendations regarding base salary levels for the upcoming year for each named executive officer (other than himself), an evaluation of the extent to which the named executive officer met his annual incentive plan bonus target, and the aggregate total long-term incentive value that each named executive officer (other than himself) should receive. Our CEO typically attends all regularly-scheduled Compensation Committee meetings to assist the Compensation Committee in its discussion and analysis of the various agenda items, and is generally excused from the meetings as appropriate, including for discussions regarding his own compensation. The Compensation Committee may delegate to SBA’s management the authority to administer incentive compensation and benefit plans provided for employees, including the authority to grant awards to certain recipients under our equity-based compensation plans, as it deems appropriate and to the extent permitted by applicable laws, rules, regulations and Nasdaq Listing Standards.

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Independence. The Board reviewed the background, experience and independence of the Compensation Committee members based primarily on the directors’ responses to questions relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Compensation Committee meets the independence requirements of the Nasdaq Listing Standards, including the heightened independence requirements specific to compensation committee members.

Compensation Committee Interlocks and Insider Participation. During the 2018 fiscal year, Messrs. Carr, Cocroft, Krouse and Langer served as members of the Compensation Committee, and none of these directors was, during 2018, an officer or employee of SBA, or formerly an officer of SBA.

There were no transactions during the 2018 fiscal year between SBA and any of the directors who served as members of the Compensation Committee for any part of the 2018 fiscal year that would require disclosure by SBA under the SEC’s rules requiring disclosure of certain relationships and related-party transactions.

Nominating and Corporate Governance Committee

Number of Meetings in 2018: 5

Responsibilities. The NCG Committee (1) solicits, considers, recommends and nominates candidates to serve on the Board under criteria adopted by it from time to time; (2) nominates a lead independent director in the event the Chair is not an independent director; (3) recommends to the Board whether to accept or reject the resignation tendered by a director who failed to receive a majority of votes cast in any uncontested re-election; (4) advises the Board with respect to Board composition and procedures and Committee composition, function, structure, procedures and charters; (5) oversees periodic evaluations of the Board and the Committees, including establishing criteria to be used in connection with such evaluations; (6) reviews and reports to the Board on a periodic basis with regard to matters of corporate governance; and (7) develops and reviews succession planning for Board members and executive officers. The NCG Committee also considers and recommends to the Board the approval of any waivers to SBA’s Code of Conduct (as defined below) for a director or executive officer. The NCG Committee Chair reports on NCG Committee actions and recommendations at Board of Director meetings.

Consideration of Director Nominees. The NCG Committee considers possible candidates for nominees for directors from many sources, including management and shareholders. The NCG Committee evaluates the suitability of potential candidates nominated by shareholders in the same manner as other candidates recommended to the NCG Committee, in accordance with the Criteria for Nomination to the Board of Directors, which is attached as Annex A to the NCG Committee charter. The Criteria for Nomination to the Board of Directors contains the following requirements, among others, for suitability:

•	high ethical character and a reputation that is consistent with SBA’s reputation;

•	superior credentials;

•	current or prior experience as a CEO, President or CFO of a public company or leading a complex organization;

•	relevant expertise and experience;

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•	the number of other boards (and their committees) on which a candidate serves;

•	the ability to exercise sound business judgment; and

•	the lack of material relationships with competitors or other third parties that could present realistic possibilities of conflict of interest or legal issues.

The NCG Committee Charter requires, and the Criteria for Nomination provides, that, when considering nominees for the Board, the NCG Committee should seek to provide a diversity and balance among directors of race, gender, geography, thought, viewpoints, background, skills, experience and expertise. Further, the NCG Committee Charter requires that any search firm retained to assist the NCG Committee in seeking candidates for the Board be instructed to seek to include diverse candidates in terms of the Criteria for Nomination from, among other areas, the traditional corporate environment, government, academia, private enterprise, non-profit organizations, and professions such as accounting, finance, marketing, human resources, and legal services.

The NCG Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to SBA’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the NCG Committee or the Board decides not to re-nominate a member for re-election, the NCG Committee identifies the desired skills and experience of a new nominee in light of the Criteria for Nomination. Current members of the NCG Committee and Board are polled for suggestions as to individuals meeting the Criteria for Nomination of the NCG Committee. In addition, from time to time, the NCG Committee has engaged, and may in the future engage, the services of executive search firms to assist the NCG Committee and the Board of Directors in identifying and evaluating potential director candidates.

Shareholder Nominations of Director Candidates. Our Bylaws permit an eligible shareholder or group of eligible shareholders of any size to nominate up to 25% of our board of directors for inclusion in our proxy statement if they have continuously owned at least 3% of our Class A common stock for at least three years. However, candidates who were previously nominated by shareholders for any of the two most recent annual meetings and who received less than 20% of the total votes cast at any of those annual meetings are not eligible to be nominated utilizing the proxy access provisions. Shareholders who wish to nominate directors for inclusion in our proxy statement or directly at an annual meeting in accordance with the procedures in our Bylaws should follow the instructions under “Shareholder Proposals and Director Nominations for 2019 Annual Meeting” in this proxy statement.

Executive Compensation Recoupment or “Clawback” Policy

Our Board has adopted the Executive Compensation Recoupment or “Clawback” Policy (the “Recoupment Policy”), which covers all our executive officers (the “Covered Officers”), and applies to incentive compensation paid or awarded from the 2014 fiscal year and onwards. Under the Recoupment Policy, in the event of (1) a restatement of SBA’s financial results due to the material noncompliance with any financial reporting requirement under the securities laws or (2) a determination by the Compensation Committee that a financial, operational or other metric upon which incentive-based compensation was paid or awarded was inaccurate, in either case regardless of fault, the Compensation Committee will review the impact, if any, of such events on the incentive compensation paid or awarded to the Covered Officers. If the Compensation Committee determines that a Covered Officer was paid or awarded more than he or she would have been paid or awarded absent the

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financial restatement or inaccurate performance metrics, then the Compensation Committee may, to the extent permitted by applicable law, seek to recover such excess compensation. This recovery may include repayment by the Covered Officer, forfeiture of unvested restricted stock units and unvested stock options, offset against any severance payable to such Covered Officer, and other legal or equitable remedies that might be available to SBA. Incentive-based compensation paid or awarded during the three years preceding any financial restatement or inaccurate performance metrics is subject to recoupment.

Code of Ethics/Related Party Transaction Policy

The Board of Directors has adopted our Code of Ethics for Senior Financial Officers (“Code of Ethics”) and our Code of Conduct for Directors, Officers and Employees (“Code of Conduct”), each of which we periodically revise to reflect best corporate governance practices and changes in applicable rules.

Code of Ethics. Our Code of Ethics sets forth standards of conduct applicable to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer to promote honest and ethical conduct, proper disclosure in SBA’s periodic filings, and compliance with applicable laws, rules and regulations. Our Code of Ethics is available to view at our website, www.sbasite.com, under the Investor Relations – Corporate Governance section. We intend to provide disclosure of any amendments or waivers of our Code of Ethics on our website within four business days following the date of the amendment or waiver.

Code of Conduct/Related Party Transaction Policy. Our Code of Conduct requires directors, officers and all other employees to conduct themselves in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest. Our Code of Conduct generally requires (1) officers and directors to disclose any outside activities, financial interests or relationships that may present a possible conflict of interest or the appearance of a conflict to the General Counsel and (2) employees to disclose any outside activities, financial interests or relationships that may present a possible conflict of interest or the appearance of a conflict to their immediate supervisor. The General Counsel will determine if any such outside activities, financial interests or relationships constitute a conflict of interest and a related person transaction on a case-by-case basis and will promptly disclose such activities, interests or relationships to the appropriate Committee for their review and appropriate action, if necessary. It is our preference to avoid related person transactions generally. Under applicable Nasdaq Listing Standards, all related person transactions must be approved by our Audit Committee or another independent body of the Board of Directors. Current SEC rules define transactions with related persons to include any transaction, arrangement or relationship (1) in which SBA is a participant, (2) in which the amount involved exceeds $120,000, and (3) in which any executive officer, director, director nominee, beneficial owner of more than 5% of SBA’s Class A common stock, or any immediate family member of such persons has or will have a direct or indirect material interest. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests. All related person transactions will be disclosed in our applicable SEC filings as required under SEC rules.

No Related Party Transactions in 2018. Since January 1, 2018, we have not had any relationships or transactions with any of our executive officers, directors, beneficial owners of more than 5% of our Class A common stock or any immediate family member of such persons that were required to be reported pursuant to Item 404(a) of Regulation S-K.

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Risk Management

Board Role in Management of Risk

The Board is actively involved in the oversight and management of risks that could affect SBA. This oversight and management is conducted primarily through Committees, as disclosed in the descriptions of each of the Committees above and in the charters of each of the Committees, but the full Board has retained responsibility for general oversight of risks. The NCG Committee is responsible for annually reviewing and delegating the risk oversight responsibilities of each Committee and ensuring that each Committee should be primarily responsible for that oversight. The Audit Committee is primarily responsible for overseeing the risk management function, specifically with respect to management’s assessment of risk exposures (including risks related to liquidity, credit, operations, regulatory compliance and information systems), and the processes in place to monitor and control such exposures. In carrying out its responsibilities, the Audit Committee works closely with Internal Audit and other members of SBA’s enterprise risk management team. In addition, each of the Committees of the Board considers the risks within their areas of responsibility. The Board satisfies its oversight responsibility through full reports by each Committee chair regarding the Committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within SBA.

Compensation Risks

In early 2019, as part of our risk management process, we conducted an annual comprehensive review and evaluation of our compensation programs and policies. The assessment covered each material component of executive and non-executive employee compensation. In evaluating our compensation components, we took into consideration the following risk-limiting characteristics:

•	Bonus payout under our incentive plan is capped, whether or not SBA exceeds the stretch threshold level of the relevant incentive plan performance metrics;

•

A significant percentage of our overall pay mix is equity-based, which, when combined with the vesting terms and our Stock Ownership Guidelines, aligns our executive officers’ interests with shareholders’ interests and minimizes the taking of inappropriate or excessive risk that would impair the creation of long-term shareholder value;

•	We have effective management processes for establishing key financial and operating targets, and monitoring financial and operating metrics;

•	We have effective monitoring by external and internal audit;

•	We have effective segregation of duties throughout SBA;

•	Our Board approves the parameters of acquisition and land purchase transactions that contribute towards target performance and we have established due diligence processes for such transactions; and

•	We have established processes in place for the approval of new build projects and to confirm the completion of new tower construction.

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Director Compensation

General. The Board maintains a compensation arrangement for the non-employee directors of the Board. The Board compensation arrangement is comprised of the following types and levels of compensation:

•

Initial Equity Grant. Each newly elected independent director, defined as a director who is a non-employee director pursuant to Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), at the time of such initial election, is entitled to receive a grant of non-qualified stock options. Newly elected directors are entitled to receive a grant of non-qualified stock options to purchase 10,000 shares of Class A common stock with a per share exercise price equal to the fair market value per share of such stock at the grant date. These options vest and become exercisable in equal annual installments on each of the first five anniversaries of the grant date so long as the director continues to serve as a member of our Board of Directors.

•

Annual Equity Grant. At each annual meeting, non-employee directors receive an equity grant with an aggregate grant date value of $150,000, which the Board increased from $145,000 effective May 16, 2018. The annual equity grant to non-employee directors is comprised of two-thirds restricted stock units and one-third stock options. The aggregate grant date value is calculated in accordance with FASB ASC Topic 718, except that the stock price used in the calculation will be a derived price equal to the average closing price of our Class A common stock in the two calendar months of March and April. The restricted stock units and stock options vest and become exercisable on the first, second and third year anniversary of their grant. In addition to the acceleration provisions provided under the relevant equity plan, annual equity grants to directors immediately vest if a director resigns from the board of directors, provided the director has completed three full years of service as a director prior to the effective date of such resignation.

Pursuant to this policy, on May 17, 2018, each non-employee director of the Board was granted 602 restricted stock units, which represents a contingent right to receive 602 shares of Class A common stock. In addition, on May 17, 2018, each non-employee director of the Board was granted stock options to purchase 1,411 shares of Class A common stock with an exercise price of $157.51 per share, the closing price of the Class A common stock on May 17, 2018. The restricted stock units and stock options vest and become exercisable in three equal annual installments on May 1 of 2019, 2020, and 2021.

•

Retainer and Fees Paid in Cash. Effective May 16, 2018, the Board revised the non-employee director compensation policy to increase the annual retainer that each non-employee director is entitled to receive from $85,000 to $95,000. In addition, effective May 16, 2018, the Board increased the additional annual retainer for the Chair of the Board to $100,000. The lead independent director is entitled to an additional retainer of $25,000, and the Chairs of the Audit Committee, the Compensation Committee and the NCG Committee are entitled to an additional retainer of $20,000, $15,000 and $10,000, respectively. Non-employee directors are also reimbursed for incidental expenses associated with each Board of Directors and/or Committee meeting. Other than the Chair of each of the Committees, directors who serve on any of the Committees of the Board of Directors described above do not receive any additional compensation for their services as a Committee member. Directors who are employees do not receive any additional compensation for their services as a director.

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The following table sets forth information regarding the compensation of our non-employee directors for 2018. Mr. Stoops, our Chief Executive Officer and President, is omitted from the table as he does not receive any additional compensation for his services as a director. For more information on Mr. Stoops’ compensation, see “Executive Compensation” beginning on page 46.

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	Total ($)
Steven E. Bernstein	$170,000	(4)	$94,821	$48,142	$312,963
Kevin L. Beebe	90,834		94,821	48,142	233,797
Brian C. Carr	90,834		94,821	48,142	233,797
Duncan H. Cocroft	110,834	(5)	94,821	48,142	253,797
George R. Krouse, Jr.	100,834	(6)	94,821	48,142	243,797
Mary S. Chan	90,834		94,821	48,142	233,797
Jack Langer	130,834	(7)	94,821	48,142	273,797

(1)	Reflects annual retainers calculated on a pro-rata basis.

(2)

Grants of restricted stock units and stock options were made on May 17, 2018, in connection with the annual grant discussed above. The amounts in the “Stock Awards” column and the “Option Awards” column reflect the aggregate grant date fair value of awards for the fiscal year ended December 31, 2018 computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the fiscal 2018 grants, refer to Note 14 in our financial statements for the year ended December 31, 2018, which is included in our Annual Report on Form 10-K filed with the SEC.

(3)	The following table sets forth the aggregate number of restricted stock units and unexercised stock options outstanding at December 31, 2018 for each of our non-employee directors.

Name	Aggregate Number of Restricted Stock Units Outstanding at December 31, 2018	Aggregate Number of Unexercised Stock Options Outstanding at December 31, 2018
Steven E. Bernstein	1,444	13,439
Kevin L. Beebe	1,444	13,439
Brian C. Carr	1,444	7,595
Mary S. Chan	1,444	17,595
Duncan H. Cocroft	1,444	13,439
George R. Krouse, Jr.	1,444	6,057
Jack Langer	1,444	11,796

(4)	Reflects additional annual retainer for service as Chair of the Board.

(5)	Reflects additional annual retainer for service as Audit Committee Chair.

(6)	Reflects additional annual retainer for service as NCG Committee Chair.

(7)	Reflects additional annual retainers for service as Compensation Committee Chair and lead independent director.

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EXECUTIVE OFFICERS

Set forth below is certain information relating to our current executive officers and key employees. Biographical information with respect to Mr. Stoops is set forth above under “Proposal 1 – Election of Directors.”

Name	Age	Position
Jeffrey A. Stoops	60	President and Chief Executive Officer
Brendan T. Cavanagh	47	Executive Vice President and Chief Financial Officer
Kurt L. Bagwell	54	Executive Vice President and President – International
Mark R. Ciarfella	53	Executive Vice President – Operations
Thomas P. Hunt	61	Executive Vice President, Chief Administrative Officer and General Counsel
Dipan D. Patel	45	Executive Vice President – Strategy, Technology and New Business Initiatives
Jason V. Silberstein	50	Executive Vice President – Site Leasing
Brian D. Lazarus	47	Senior Vice President and Chief Accounting Officer
Brian Allen	51	Senior Vice President – Site Leasing
Donald Day	41	Senior Vice President – Services
Michelle Eisner	58	Senior Vice President and Chief Human Resources Officer
Jorge Grau	56	Senior Vice President and Chief Information Officer
Larry Harris	50	Senior Vice President – U.S. Business Development
David Porte	55	Senior Vice President – International Strategy & Business Development
Neil H. Seidman	52	Senior Vice President – Mergers and Acquisitions

Brendan T. Cavanagh has served as our Executive Vice President since January 2014 and Chief Financial Officer since September 2008. Prior to serving as Executive Vice President, from September 2008 to December 2013, Mr. Cavanagh served as our Senior Vice President. Mr. Cavanagh joined SBA in 1998 and has held various positions, including serving as Vice President and Chief Accounting Officer from June 2004 to September 2008 and Vice President – Site Administration from January 2003 to June 2004. Prior to joining us, Mr. Cavanagh was with Arthur Andersen LLP.

Kurt L. Bagwell has served as our Executive Vice President and President – International since January 2014. From October 2010 to December 2013, Mr. Bagwell served as our Senior Vice President and President – International. Mr. Bagwell joined SBA in February 2001 as Vice President of Network Services and served as our Senior Vice President and Chief Operating Officer from January 2002 to October 2010. Prior to joining us, Mr. Bagwell served as Vice President – Site Development for Sprint PCS.

Mark R. Ciarfella has served as our Executive Vice President – Operations since January 2014. From October 2010 to December 2013, Mr. Ciarfella served as our Senior Vice President – Operations. He joined SBA in July 2007 as our Vice President – Tower Development. From 1997 to 2007, Mr. Ciarfella was the co-owner of a Florida based site development services company that provided site acquisition, zoning, construction management and program management services to the wireless telecommunication industry and was a partner in a communication tower company that specialized in building towers in the State of Florida. Mr. Ciarfella also has more than 20 years of experience in the wireless telecommunication industry working directly with PrimeCo Personal Communications and as a consultant for multiple other carriers.

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EXECUTIVE OFFICERS AND KEY EMPLOYEES

Thomas P. Hunt has served as our Executive Vice President since January 2014, General Counsel since September 2000 and Chief Administrative Officer since May 2007. Prior to serving as Executive Vice President, from September 2000 to December 2013, Mr. Hunt served as our Senior Vice President. Prior to joining SBA, Mr. Hunt was a partner with Gunster, Yoakley & Stewart, P.A., a South Florida law firm, where he practiced for 16 years in the corporate and real estate areas. Mr. Hunt is a member of the Florida Bar.

Dipan D. Patel, PhD, joined SBA in February 2019 as our Executive Vice President – Strategy, Technology and New Business Initiatives. Prior to joining SBA, Mr. Patel served as Vice President, New Growth & Development at Cox Communications, a national cable television and broadband services provider, where he joined in May 2012 as Executive Director. Prior to Cox Communications, Mr. Patel served as a Partner in the Communications, Media and Technology practice at Accenture plc, a global management consulting and professional services firm, from December 2003 to May 2012.

Jason V. Silberstein has served as our Executive Vice President – Site Leasing since January 2014. From February 2009 to December 2013, Mr. Silberstein served as our Senior Vice President – Property Management. Mr. Silberstein joined SBA in 1994 and has held various positions with us, including Vice President – Property Management from April 2000 to February 2009.

Below is a summary of the business experience of each of our key employees.

Brian D. Lazarus, CPA, has served as our Senior Vice President since January 2014 and Chief Accounting Officer since September 2008. Prior to serving as Senior Vice President, from September 2008 to December 2013, Mr. Lazarus served as our Vice President. Mr. Lazarus joined SBA in October 2006 and served as SBA’s Controller from October 2006 to September 2008. Prior to joining SBA, Mr. Lazarus was the Corporate Controller for AllianceCare, a privately owned multi-state health care organization, from December 2003 until October 2006. Mr. Lazarus previously was a Senior Audit Manager with Ernst & Young LLP and spent six years with KPMG LLP.

Brian Allen has served as our Senior Vice President of Site Leasing since January of 2014. Prior to serving as our Senior Vice President, from July 2011 to December 2013, Mr. Allen served as our Vice President. Mr. Allen originally joined SBA in January 1992, and has served in a variety of roles, including Project Director, Area Director and General Manager. In addition to his service at SBA, he served as a Business Development Manager for TowerCo, an independent wireless tower company, and as an independent consultant providing site development services to wireless service providers and public utility companies.

Donald Day has served as our Senior Vice President – Services since May 2018. Mr. Day joined SBA in May 2011 as the North Regional Vice President and was promoted to Vice President – Services in January 2013. Prior to joining SBA, Mr. Day was a Vice President at General Dynamics, a defense industry contractor, where he was responsible for managing the market and budget objectives of wireless deployment teams throughout the United States and served from January 2004 to May 2011. Prior to General Dynamics, Mr. Day served from March 2003 to January 2004 in a variety of roles at DWCC, Inc., a wireless services company, and from August 2000 to March 2003 in a variety of roles at Crown Castle International, an owner of wireless communications infrastructure. Prior to that, Mr. Day served in the United States Army for 4 years.

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EXECUTIVE OFFICERS AND KEY EMPLOYEES

Michelle Eisner joined SBA in October 2018 as our Senior Vice President and Chief Human Resources Officer. Prior to joining SBA, Ms. Eisner spent 17 years at Hollander Sleep Products, LLC, a manufacturer of pillows and mattress pads in North America, progressing from Director of Human Resources to Chief Human Resources and Talent Officer since she joined in 2002. Prior to Hollander Sleep Products, Ms. Eisner served as Senior Vice President Human Resources at Tyson Foods, a multinational protein-focused food company she joined in 2000.

Jorge Grau has served as our Senior Vice President since January 2014 and Chief Information Officer since January 2006. Prior to serving as our Senior Vice President, from January 2006 to December 2013, Mr. Grau served as our Vice President. Mr. Grau joined SBA in August 2003 as the Vice President of Information Technology. Prior to joining SBA, from July 2002 through August 2003, Mr. Grau was Director of Information Technology for Vision Care Holdings and, from August 1989 to May 2002, Mr. Grau served as Chief Information Officer of Bentley’s Luggage Corporation.

Larry Harris has served as our Senior Vice President – U.S. Business Development since February 2019. From January 2009 to February 2019, Mr. Harris served as our Vice President – Mergers and Acquisitions. Mr. Harris joined SBA in March 1995 as a Site Selection Specialist and has since served in a variety of roles of increasing responsibility.

David Porte has served as our Senior Vice President of International Strategy and Business Development since May 2018 having joined SBA as Vice President of International in May 2013. Prior to joining SBA, Mr. Porte was Chief Operating Officer of Lightbridge Communications Corporation, a privately owned international wireless services company, since its May 2010 acquisition of Wireless Facilities, Inc., for which Mr. Porte had served as Chief Executive Officer since May 2008. Mr. Porte previously held senior executive roles with American Tower Corp., an owner of wireless communications infrastructure, and Crown Castle.

Neil H. Seidman has served SBA in merger and acquisition activity since June 1997. From June 1997 to December 2001, Mr. Seidman served as our Director of Acquisitions and Associate General Counsel. From January 2002 to December 2008, Mr. Seidman served as our primary outside mergers and acquisitions counsel as a partner in the law firm of Seidman, Prewitt, DiBello & Lopez, P.A. In January 2009, Mr. Seidman rejoined SBA as our Vice President – Mergers and Acquisitions. Since January 2014, Mr. Seidman has served as our Senior Vice President – Mergers and Acquisitions. Mr. Seidman is a member of the Florida, New York, Maryland and Washington D.C. bars.

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COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis is designed to provide our shareholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process, and the 2018 compensation of our named executive officers, or NEOs. As discussed in Proposal 3 on page 61, we are conducting a Say on Pay vote this year that requests your approval, on an advisory basis, of the compensation of our named executive officers as described in this section and in the tables and accompanying narrative contained in “Executive Compensation.” As part of that vote, you should review our compensation philosophies, the design of our executive compensation programs and how, we believe, these programs have contributed to the strong financial performance that SBA has provided to shareholders over the long term.

Our named executive officers are those executive officers listed below:

Jeffrey A. Stoops	President and Chief Executive Officer
Brendan T. Cavanagh	Executive Vice President and Chief Financial Officer
Kurt L. Bagwell	Executive Vice President and President, International
Thomas P. Hunt	Executive Vice President, Chief Administrative Officer and General Counsel
Jason V. Silberstein	Executive Vice President, Site Leasing

Executive Summary

We Have Delivered Strong Shareholder Value-Creating Results

Our primary focus is the creation of shareholder value. We take a long-term view of our business, and we believe that growth in AFFO per share has the greatest impact on shareholder value creation. This metric underscores the strength of our business and long-term recurring cash flow potential of SBA. In order to maximize growth in AFFO per share, during the past five years we have focused on Adjusted EBITDA growth, same-tower organic growth, margin enhancements, portfolio growth on attractive terms, optimizing our capital structure, and a disciplined approach to capital allocation.

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COMPENSATION DISCUSSION AND ANALYSIS  >  EXECUTIVE SUMMARY

The following graphs illustrate our strong performance over the past five years.

(1) Annualized Adjusted EBITDA for the fourth quarter-ended. See Appendix A for reconciliation of Non-GAAP Metrics.	(2) For 2016, excludes the Oi Reserve. See Appendix A for reconciliation of Non-GAAP Metrics.

(3) See Appendix A for reconciliation of Non-GAAP Metrics.	(4) See Appendix A for reconciliation of Non-GAAP Metrics.

We believe that these financial results have resulted in our delivery of significant long-term shareholder value, reflected through our TSR growth of 54% over a three-year period compared to increases in TSR of 30% for the S&P 500, 13% for the FTSE NAREIT All Equity REITS Index and 26% for our 2018 Compensation Peer Group over that same three-year period.

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Our Executive Compensation Program Is Responsive to Shareholders

During the last eight annual Say-On-Pay advisory votes on the compensation of our named executive officers, our shareholders have expressed strong support of our executive compensation program. In 2018, 98.8% of the votes cast on the proposal were cast in favor of our executive compensation program. The Compensation Committee believes that these levels of shareholder approval indicate strong support for SBA’s executive compensation program and therefore continued the philosophy, principles and basic framework utilized in 2017 for our 2018 executive compensation program.

The core of our executive compensation philosophy is that our executives’ pay should be linked to the performance of SBA. Accordingly, our executives’ compensation is heavily weighted toward compensation that is performance-based or equity-based. For 2018, 90% of our CEO’s target total compensation and an average of 85% of our other NEOs’ target total compensation was performance-based or equity-based. As a result, our executives only recognize value approaching their target compensation when our shareholders have enjoyed value creation.

Furthermore, in light of evolving compensation governance trends, our Compensation Committee committed to requiring that all future grants of equity to officers be subject to “double-trigger” acceleration. Consequently, the vesting of all equity awards to officers awarded in 2018 are only accelerated after a change in control to the extent that the employment of such officers is terminated without cause or the officer resigns for good reason in connection with such change in control. However, our CEO voluntarily agreed to retroactively apply this “double-trigger” acceleration provision to all his outstanding equity awards.

Our Performance Metrics Drive Shareholder Value

We reward financial, operational and qualitative corporate metrics that we believe will drive long-term shareholder value appreciation. For 2018, our annual incentive bonus for our CEO and each of our NEOs was:

30% based on the performance level of Annualized Adjusted EBITDA achieved;

30% based on the performance level of AFFO per share achieved; and

40% based on achievement of selected financial, operational and qualitative metrics and a subjective analysis of the contribution of such executive towards the attainment of such metrics. For 2018, these metrics included (1) institutional contribution, including employee engagement,

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COMPENSATION DISCUSSION AND ANALYSIS  >  EXECUTIVE SUMMARY

cross-departmental collaboration, succession planning and improved business processes and communications, (2) tower acquisitions and ground lease extensions and acquisitions, (3) leasing results on owned towers, (4) the financial and operational performance of SBA’s international operations, (5) total cash selling, general and administrative costs as a percentage of total cash revenue, and (6) executive performance, which includes numerous areas of focus based on the executive, including regulatory compliance, audit results and capital allocation. Based on his responsibilities, each NEO was assigned three to four of these financial, operational or qualitative metrics upon which he was evaluated.

Our Strong Corporate Governance Policies Further Align our Executives’ Interests With Those of our Shareholders.

	What We Do		What We Do Not Do
✓	Robust stock ownership guidelines – 6x base salary for CEO and 3x for other NEOs	✗	Limited perquisites – All Other Compensation represented 0.2% of CEO’s 2018 Total Compensation
✓	Robust “clawback” policy that exceeds Dodd-Frank – Applies to cash and equity incentive compensation and permits recoupment as a result of a financial restatement or determination that any financial, operational or other performance metric upon which incentive compensation was paid was inaccurate, regardless of fault.	✗	No acceleration of vesting of equity awards in connection with terminations, absent a change in control
✓	“Double trigger” change in control provisions in employment agreements	✗	No pledging of shares subject to stock ownership requirements
✓	“Double trigger” in a change in control for acceleration of equity granted to all officers after 2017 and all outstanding equity awards to our CEO	✗	No hedging of shares
✓	Reduced severance multiple for termination without cause not associated with change in control	✗	No tax gross-ups on perquisites or change in control benefits
✓	Annual incentive bonus tied to performance metrics designed to deliver long-term growth and drive shareholder value	✗	No pension or supplemental retirement plan benefits
✓	Multi-year vesting of all equity awards	✗	No repricing or buy-outs of stock options without shareholder approval
✓	Compensation Committee composed entirely of independent directors	✗	No stock options granted below fair market value
✓	Independent compensation consultants, report directly to Compensation Committee and provide no other services to Company	✗	Equity plan does not permit liberal share recycling
✓	Comprehensive annual assessment of compensation risks	✗	No liberal change of control definition in equity plan or employment agreements

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COMPENSATION DISCUSSION AND ANALYSIS  >  COMPENSATION PHILOSOPHY AND OBJECTIVES

We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our executive compensation program, including information about the 2018 compensation of the NEOs.

Compensation Philosophy and Objectives

The Compensation Committee believes that the caliber and motivation of all of our employees, and especially our executive leadership, are essential to SBA’s performance. The Compensation Committee believes our management compensation programs contribute to our ability to differentiate our performance from others in the marketplace and thereby deliver shareholders superior value. Moreover, we believe that SBA’s overall executive compensation philosophy and programs are market competitive, performance-based and shareholder aligned. The three principles of our compensation philosophy are as follows:

Principles	Implementation
Total direct compensation levels should be sufficiently competitive to attract, motivate and retain the highest quality executives	Our Compensation Committee seeks to establish target total direct compensation (salary, annual incentive and long-term incentive) at up to 110% of the target total direct compensation at the 50th percentile (or median) of our Peer Group, providing our executives the opportunity to be competitively rewarded for our financial, operational and stock price growth. Total direct compensation opportunity (i.e., maximum achievable compensation) should increase with position and responsibility.
Performance-based and “at-risk” incentive compensation should constitute a substantial portion of total compensation	We seek to foster a pay-for-performance culture, with a significant portion of total direct compensation being performance-based and/or “at risk.” Accordingly, such portion should be tied to, and vary with, our financial, operational and stock price performance, as well as individual performance. We view two components of our total compensation program—annual incentive compensation and equity-based compensation—as being performance-based and/or “at risk.” Executives with greater responsibilities and the ability to directly impact our strategic and operational goals and long-term results should bear a greater proportion of the risk if these goals and results are not achieved. Therefore, the more senior the executive the greater the percentage of total compensation is in the form of performance-based and/or “at risk” compensation.
Long-term incentive compensation should align executives’ interests with our shareholders’ interests to further the creation of long-term shareholder value	Awards of equity-based compensation encourage executives to focus on our long-term growth and prospects and incentivize executives to manage our company from the perspective of owners with a meaningful stake, and to encourage them to remain with us for long and productive careers. Our stock ownership guidelines further enhance the incentive to create long-term shareholder value. Equity-based compensation also subjects our executives to market risk, a risk also borne by our shareholders.

This philosophy is the basis of the Compensation Committee’s decisions regarding each of the following three components of pay: base salary, annual incentive compensation and equity-based compensation, each of which is discussed in detail below.

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COMPENSATION DISCUSSION AND ANALYSIS  >  COMPENSATION SETTING PROCESS

The Compensation Committee does not decrease total direct compensation based upon realized or unrealized gains from prior compensation nor does it increase or decrease total direct compensation to compensate for stock price fluctuations. The Compensation Committee believes that doing so would reduce the motivation for continued high achievement and lower the correlation to gains or losses of our shareholders. Similarly, our severance and change in control arrangements, which we discuss later in this proxy statement under the heading “Potential Payments Upon Termination or Change-in-Control” on page 51, have not affected the Compensation Committee’s decisions regarding other components of compensation. Those arrangements serve very specific purposes that are unrelated to the determination of an NEO’s total direct compensation for a specific year.

In determining annual incentive compensation, the Compensation Committee calculates the actual results during the year on a constant currency basis (utilizing the budgeted exchange rates to eliminate the impact of movements in foreign currency) due to the belief that an individual should not benefit nor be penalized as a result of movements in foreign currency that are outside their control. No adjustments are made to equity-based compensation for movements in foreign currency exchange rates, consistent with the impact of such movements to our shareholders.

Compensation Setting Process

Annually, the Compensation Committee evaluates the design and competitiveness of SBA’s executive compensation program. As discussed above under the responsibilities of the Compensation Committee on page 17, the Compensation Committee has authority to retain compensation consultants, outside legal counsel and other advisors as it deems appropriate to assist in fulfilling its responsibilities. For 2018, the Compensation Committee selected and retained F.W. Cook & Co., Inc. (“FW Cook”) to:

•	review those companies that comprise our Peer Group and propose changes if necessary;

•	provide a competitive analysis of our compensation components for our NEOs against our 2018 Peer Group;

•	assist in the design of the executive compensation program and the determination of 2018 compensation for our NEOs;

•	perform a competitive analysis of compensation levels for non-employee directors and provide recommendations for our director compensation program; and

•	review this Compensation Discussion and Analysis.

FW Cook does not perform any other services for SBA other than its consulting services to the Compensation Committee, which included for 2018 assistance with structuring our retirement policy, discussed below on page 53. The Compensation Committee has reviewed the independence of FW Cook in light of SEC rules and Nasdaq Listing Standards regarding compensation consultants and has concluded that FW Cook’s work for the Compensation Committee during 2018 did not raise any conflict of interest and that FW Cook is independent.

Evaluating Compensation Program Design and Relative Competitive Position

At the beginning of the executive compensation setting process each year, the Compensation Committee, in consultation with its independent compensation consultant, determines the process by which it will ensure that SBA’s executive compensation is competitive. As in prior years, the

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Compensation Committee decided to maintain a peer group with companies from both the communications-related industry and the real estate investment trust (“REIT”) industry as the Compensation Committee continues to believe that using companies from these two industries is appropriate as it believes that each of these two industries have business characteristics that are similar to our business. Four of the communications-related peer companies have also elected REIT status (American Tower Corporation, Crown Castle International Corporation, Digital Realty Trust and Equinix). The primary size measures used in selecting companies for the Peer Group were revenue, EBITDA/FFO, market capitalization and enterprise value. In addition to reviewing the continued suitability of current peers, the Compensation Committee reviews evaluations from FW Cook which identifies potential candidates for addition to the group, based on US-based public companies in related industries and within 1/3X–3X SBA’s size relative to the identified measures.

For 2018, the Compensation Committee decided, with the recommendation of FW Cook, to remove Akamai Technologies from the communications-related group and add Zayo Group to the communications-related group and to maintain the other 19 companies (the “2018 Peer Group”) as this group of companies continues to align with SBA’s size and business profile, based on available public information in late 2017.

The table below sets forth the companies included within the 2018 Peer Group.

Communications Related Companies	REITS

•   American Tower Corporation

•   Crown Castle International Corp.

•   Digital Realty Trust, Inc.

•   Equinix, Inc.

•   Lamar Advertising Company

•   Level 3 Communications

•   OUTFRONT Media Inc.

•   U.S. Cellular

•   Windstream Communications

•   Zayo Group Holdings, Inc.

•   Avalonbay Communities, Inc.

•   Boston Properties, Inc.

•   Camden Property Trust

•   Duke Realty Corporation

•   Essex Property Trust, Inc.

•   Kimco Realty Corporation

•   The Macerich Company

•   Prologis Inc.

•   Ventas, Inc.

•   Welltower, Inc.

The table below reflects SBA position compared to the 25th, median and 75th percentile of the 2018 Peer Group with respect to the four measures identified by the Compensation Committee.

	Four fiscal quarters ended June 30, 2017				As of July 12, 2017

Company	Revenue		EBITDA/FFO(1)		Market Cap		Ent. Value
75th Percentile	$3,930		$1,613		$26,069		$36,694
Median	2,388		1,085		17,413		23,868
25th Percentile	1,461		639		7,742		12,356
SBA Communications	$1,657		$1,068		$16,527		$25,061
-- Percentile Rank	33	rd	49	th	47	th	52	nd

Data Source: S&P’s Capital IQ ($M)

(1)	Reflects EBITDA (most recently reported four quarters) for Communications peers and FFO (most recently reported fiscal year) for REIT peers.

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COMPENSATION DISCUSSION AND ANALYSIS  >  PROGRAM DESIGN AND COMPETITIVE POSITION

Once the 2018 Peer Group had been selected, the Compensation Committee began the 2018 executive compensation setting process by reviewing historical 2016 compensation data and estimated 2017 and 2018 target compensation levels of the 2018 Peer Group. The Compensation Committee sets target compensation in January and February of each year. Therefore, the historical compensation data available to the Compensation Committee is based principally upon the data available from each company’s prior year’s proxy statement (which reflects compensation paid for two years prior). As a result, the Compensation Committee also reviewed FW Cook’s estimated 2017 and 2018 target compensation levels for the 2018 Peer Group, which were based on an assessment of historical data, SEC filings made after the relevant proxy statements, and market intelligence on executive compensation trends. Estimated 2018 compensation levels were based on a historical analysis of the Peer Group and assumed a four percent increase to prior year base salaries and target total cash compensation and a nine percent increase to long term incentive awards, unless a company had actually disclosed a different increase or reduction prior to the time that the 2018 Peer Group data was compiled.

The Compensation Committee compared (1) base salaries, (2) target total cash compensation (salary plus annual bonus target), (3) long-term incentive (“LTI”) awards and (4) target total direct compensation (“TDC”) (salary plus annual bonus target plus value of LTI) payable to each NEO to the 25th percentile, the median and 75th percentile target opportunity of the 2018 Peer Group. Traditionally, the Compensation Committee has sought to set target TDC at up to 110% of the 50th percentile (or median) of the target TDC of the relevant Peer Group. The Compensation Committee seeks to set base salaries and target total cash compensation moderately below the median of the Peer Group. The Compensation Committee then uses long-term incentive awards, being “at-risk”, to ensure that TDC is at the desired level. The Compensation Committee utilizes this comparative data to ensure that SBA is setting target compensation at a competitive level and, to the extent that SBA’s compensation for any individual NEO diverges from the 110% of the median, that the Compensation Committee understands and is cognizant of such divergence.

Based upon the factors set forth above, the independent compensation consultant prepared a review of the compensation data for the 2018 Peer Group. The review indicated that the base salary and target total cash compensation for each of the NEOs were materially below the median, while the average target TDC for our NEOs was materially below 110% of the median of the target TDC of the 2018 Peer Group.

2019 Peer Group. In mid-2018, in preparation for the upcoming 2019 compensation setting process, the Compensation Committee requested that FW Cook reevaluate the companies that comprise the Peer Group to determine if the Peer Group continues to reflect the size and other characteristics of SBA. As a result of this evaluation, FW Cook recommended and the Compensation Committee approved the removal of Level 3 Communications (due to its acquisition) and United States Cellular (as the business has become less comparable) from the Peer Group and adding Frontier Communications and Uniti Group, which had been identified as closer comparators to SBA in terms of operations and capital structure. There were no changes to the REIT peers. The 2019 Peer Group continues to be comprised of 20 companies, 10 of which are communications-related companies and 10 of which are REITs. Relative to the new 2019 Peer Group, for the four most recent fiscal quarters and at June 30, 2018, (1) SBA’s revenue was between the 25th percentile and the median (2) SBA’s EBITDA/FFO was approximately at the median, (3) SBA’s market capitalization was slightly above the median and (4) SBA’s enterprise value was slightly above the median.

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COMPENSATION DISCUSSION AND ANALYSIS  >  PROGRAM DESIGN AND COMPETITIVE POSITION

Consideration of Shareholder Advisory Vote

As part of its compensation setting process, the Compensation Committee annually reviews and considers the results of the prior-year’s shareholder advisory vote on our executive compensation. The Compensation Committee believes that this advisory vote can provide useful feedback regarding whether shareholders believe that the Compensation Committee is achieving its goal of designing an executive compensation program that promotes the best interests of SBA and its shareholders by providing its executives with the appropriate compensation and meaningful incentives. In establishing the 2018 compensation program, the Compensation Committee took note that at the 2017 annual meeting 97% of the votes cast on the advisory vote supported SBA’s executive compensation program. The Compensation Committee took into consideration this overwhelming support in its decision to maintain the current compensation program and philosophy. The Compensation Committee intends to annually review the results of the advisory vote and will be cognizant of this feedback as it completes its annual review of each pay element and the total compensation packages for our NEOs.

Evaluating Company and NEO Performance

Annually, our CEO provides the Compensation Committee a performance assessment for each named executive officer, including himself, and a compensation recommendation for each named executive officer, other than himself. The performance assessment includes an analysis of SBA’s performance against each of its quantitative and qualitative metrics and an evaluation of the contributions of each NEO to such performance. Our CEO also reviews each executive’s three-year compensation history and current compensation data provided by our independent compensation consultant. On the basis of this evaluation, our CEO provides the Compensation Committee recommendations regarding base salary levels for the upcoming year, an evaluation of the extent to which the NEO met his annual incentive plan target, and the aggregate total long-term incentive value that each NEO should receive. In addition, the CEO offers his proposal for the performance metrics, relative weightings and threshold and target levels for our annual incentive compensation for the upcoming year.

Establishing Individual Executive Compensation Packages

The Compensation Committee conducts an annual review of the executive compensation packages. Based on this review, the Compensation Committee approves, after considering the CEO’s recommendations, the following:

•	base salary changes;

•	any amounts earned under the previous year’s annual incentive compensation program;

•	performance metrics, performance targets and annual bonus target under the annual incentive compensation program for the current year; and

•	annual long-term incentive awards.

The Compensation Committee also approves such compensation package components for the CEO.

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COMPENSATION DISCUSSION AND ANALYSIS  >  COMPENSATION COMPONENTS AND DECISIONS

Executive Compensation Components and 2018 Compensation Decisions

To achieve its compensation philosophy and objectives, the Compensation Committee has utilized three components of total direct compensation (“TDC”): (1) base salary, (2) annual incentive compensation and (3) equity-based incentive compensation, or LTI. As previously stated, we do not currently provide our NEOs with a pension plan, deferred compensation or other long-term incentive compensation other than the ability to contribute their earnings to SBA’s 401(k) Plan.

As discussed further below, each element of our 2018 compensation program is intended to encourage and foster the following results and behaviors.

We designed our compensation program to provide executives the appropriate incentives to pursue quality long-term growth without encouraging inappropriate risk taking. As discussed below, under our program, our annual incentive opportunities are capped for each of our NEOs. We provide our equity-based incentive compensation component using a mix of equity instruments: one-third (1/3rd) of the award is granted in the form of restricted stock units and two-thirds (2/3rds) of the award is granted in the form of stock options. Providing a portion of long-term equity awards in the form of restricted stock units reduces the share dilution impact to shareholders and reduces the structural risk associated with providing one form of equity. However, two-thirds (2/3rds) of an executive’s equity-based compensation is still comprised of stock options, which generate realized value to the executive only if our stock price experiences long-term price appreciation. The mix of compensation components is reviewed annually.

Base Salaries

Why we pay base salaries. The Compensation Committee believes that payment of competitive base salaries is an important element for attracting, retaining and motivating our executives. In addition, the

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COMPENSATION DISCUSSION AND ANALYSIS  >  COMPENSATION COMPONENTS AND DECISIONS

Compensation Committee believes that having a certain level of fixed compensation allows our executives to dedicate their full-time business attention to our company. Each executive’s base salary is designed to provide the executive with a fixed amount of annual compensation that is competitive with the marketplace.

How base salaries are determined. To the extent that we have entered into an employment agreement with an NEO, such employment agreement provides a minimum level of base salary for the NEO. The Compensation Committee, however, can increase each officer’s salary as it deems appropriate. At the beginning of each fiscal year, the Compensation Committee reviews our CEO’s salary recommendations for each other NEO, and then establishes salaries for such year through Compensation Committee deliberations. When we set the base salaries for the NEOs, we consider a number of factors, including compensation market data discussed above, the position’s complexity and level of responsibility, the position’s importance in relation to other executive positions, and the assessment of the executive’s performance and other circumstances, including, for example, time in position. In addition, the Compensation Committee takes into consideration evaluations of each individual NEO, market changes and the economic and business conditions affecting SBA at the time of the evaluation.

2018 Base Salary Decisions. In early 2018, upon an evaluation of the 2018 Peer Group compensation data, the Compensation Committee decided to increase salaries by 19% for Mr. Stoops and to a range of 14% to 17% for our other NEOs. The increases reflected the significant shortfall of SBA’s salaries to the Peer Group medians as well as the Committee’s goal of maintaining TDC within the 100% to 110% of median.

Annual Incentive Compensation

Below is information regarding our annual incentive compensation program for our NEOs. Our annual incentive compensation program has traditionally consisted of an annual cash bonus payment that we award based on (1) achievement of company-wide annual performance measures and (2) a subjective evaluation of the executive’s contribution to SBA’s other financial, operational and qualitative metrics during the year. The Compensation Committee believes that by providing annual incentive compensation in the form of a cash bonus, it achieves an appropriate balance between cash (salary and annual incentive) and non-cash annual compensation for our NEOs.

Why we pay annual incentive compensation. The Compensation Committee believes that the annual incentive compensation program encourages executive officers to focus on those short-term financial, operational and qualitative performance metrics that will be the basis of long-term growth. The Compensation Committee annually reviews, and revises if necessary, the appropriateness of each of these performance metrics, their correlation to SBA’s overall growth strategy and the impact of such performance metrics on long-term shareholder value.

How annual incentive compensation awards are determined. Annual incentive compensation awards in 2018 were determined in five steps:

(1)	determination of the annual bonus target for each NEO, expressed as a percentage of base salary;

(2)	establishment of (a) the company-wide financial and/or operational performance metrics and (b) the other financial, operational and qualitative metrics for use in the subjective evaluation;

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COMPENSATION DISCUSSION AND ANALYSIS  >  COMPENSATION COMPONENTS AND DECISIONS

(3)	determination of the percentage of the annual bonus target that will be earned based upon (x) the company-wide performance metric(s) and (y) the subjective evaluation of the NEO;

(4)	approval of the minimum, budget, stretch and maximum levels of each performance metric for such year and the amount of annual bonus target that will be earned for achievement of such level; and

(5)	upon completion of the year, a review of SBA’s and the NEO’s performance against such performance metrics.

How performance is measured. At the end of each year, the Compensation Committee determines the level at which SBA met its company-wide performance metric(s). For 2018, achievement at the minimum level (set slightly below budget), entitled the NEO to approximately 50% of the amount of bonus earnable by the NEO for the applicable performance metric. Achievement at the budget level entitled the NEO to 75% of the amount of bonus earnable by the NEO for the applicable performance metric. Achievement at the stretch entitled the NEO to 100% of the amount of bonus earnable by the NEO for the applicable performance metric. Achievement at the maximum level entitled the NEO to 200% of the amount of bonus earnable by the NEO for the applicable performance metric. If SBA achieves between (i) the minimum level and the budget level, (ii) the budget level and the stretch level, or (iii) the stretch level and the maximum level, the amount of the bonus payment with respect to that metric will be calculated on a linear basis.

With respect to the subjective component of the annual cash incentive compensation, the Compensation Committee first determined the extent to which SBA met the selected financial, operational and qualitative metrics that were set at the beginning of the year and then evaluated, based on the CEO’s recommendation, the contribution that each executive made in the attainment of such metric. The subjective component, similar to the financial and/or operational performance metrics, was awarded a score, with approximately 50% being performance at the minimum level for which a bonus would be awarded, 75% for performance at budget or expected levels, 100% for an excellent year and 200% for an extraordinary year. This evaluation is inherently subjective and depends on an overall analysis of the effectiveness of the individual executive and his contribution to SBA’s performance.

2018 Annual Incentive Compensation Decisions

For 2018, the Compensation Committee maintained the annual incentive compensation program from 2017, allocating 60% of the bonus target to the achievement of financial metrics, equally divided between Adjusted EBITDA and AFFO per share. The bonus targets remained at 150% of base salary for Mr. Stoops and 100% for the other NEOs and the bonus opportunity cap remained at 200% of the annual bonus target for each of the NEOs. As a result, for 2018:

•

30% of each NEO’s annual bonus target was based on the performance level of Annualized Adjusted EBITDA achieved. We continue to believe that Adjusted EBITDA is one of our most important performance metrics, used by investors, shareholders and creditors as an indicator of the performance of our core operations. Furthermore, Adjusted EBITDA is a metric that every NEO can impact and therefore serves as an appropriate measure of company-wide performance. Based on the growing contribution of our international operations, especially Brazil, to SBA’s overall results and the volatility of the Brazilian real, the Committee measured Annualized Adjusted EBITDA on a constant currency basis utilizing Brazilian real

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and Canadian dollar exchange rates used in establishing the budget. The Committee believes that this allows it to more accurately capture the operating results of the business as impacted by the NEO.

•

30% of each NEO’s annual bonus target was based on the performance level of AFFO per share achieved. Like many REITs, our investors look to AFFO per share as one of the primary metrics that underscores the strength of our business. Based on the growing contribution of our international operations, especially Brazil, to SBA’s overall results and the volatility of the Brazilian real, the Committee measured AFFO per share on a constant currency basis utilizing exchange rates used in establishing the budget. The Committee believes that this allows it to more accurately capture the operating results of the business as impacted by the NEO.

•

40% of each NEO’s annual bonus target was based on an evaluation of the extent to which SBA met selected financial, operational and qualitative metrics and a subjective analysis of the contribution that each NEO made in the attainment of such metric. For 2018, these metrics included (i) institutional contribution, including cross-departmental collaboration, succession planning and improved business processes and communications, (ii) tower acquisitions and ground lease extensions and acquisitions, (iii) leasing results on owned towers, (iv) the financial and operational performance of SBA’s international operations, (v) total cash selling, general and administrative costs as a percentage of total cash revenue, and (vi) executive performance, which includes numerous areas of focus, based on the executive, including regulatory compliance, audit results and capital allocation. Based on his responsibilities, each NEO was assigned three to four of these financial, operational or qualitative metrics upon which he was evaluated.

The table below sets forth the performance levels set by the Committee for Annualized Adjusted EBITDA and AFFO per share for 2018 and the actual amount achieved in 2018.

(amounts in millions)	Minimum* (50%)	Budget* (75%)	Stretch* (100%)	Maximum* (200%)	Actual(3)

Annualized Adjusted EBITDA(1)	$1,277	$1,317	$1,357	$1,437	$1,363

AFFO per share(2)	$7.16	$7.46	$7.76	$8.36	$7.70

*

Financial targets disclosed in this section are done so in the limited context of our annual incentive compensation program and are not statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

(1)	Annualized Adjusted EBITDA is defined as Adjusted EBITDA minus annual tower cash flow, plus four (4) times tower cash flow for the fourth quarter.
(2)	Please refer to Appendix A for the calculation of AFFO per share.
(3)

For purposes of determining annual incentive compensation, Annualized Adjusted EBITDA and AFFO per share are calculated on a constant currency basis utilizing the budgeted exchange rates for the Brazilian real and the Canadian dollar and exclude the impact of non-core income and expenses.

In early 2019, the Compensation Committee reviewed SBA’s Annualized Adjusted EBITDA and AFFO per share performance against the minimum, budget, stretch and maximum levels. The Compensation Committee determined that Annualized Adjusted EBITDA was above the stretch level but below the

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COMPENSATION DISCUSSION AND ANALYSIS  >  COMPENSATION COMPONENTS AND DECISIONS

maximum level and that AFFO per share was above budget but below the stretch level. As a result, each NEO earned 107.6% and 95.1% of their respective opportunity for Annualized Adjusted EBITDA and AFFO per share results. In addition, the Compensation Committee reviewed the extent to which SBA met its other financial, operational and qualitative metrics and the contribution that each NEO made in attainment of such metric. In determining the subjective score earned by each NEO, the Compensation Committee highlighted the following results of SBA during 2018, among others:

•	Material expansion of international portfolio, including strong organic leasing results and Adjusted EBITDA, that exceeded threshold;

•	Successful completion of two debt financings aggregating $3 billion at attractive rates and terms;

•	Superior ground lease purchases during the year that exceeded stretch performance levels, but with more success in the U.S. than internationally;

•	Strong lease-up results, with domestic and international lease-up each exceeding stretch goals, and continued development of positive relationships with wireless carriers;

•	Achieved reduction of cash SG&A as a percentage of cash revenue at budgeted levels;

•	Continued development of a strong corporate infrastructure to support our international growth;

•	Tower acquisitions that exceeded minimum, with US tower acquisitions exceeding budget;

•	Services segment profitability that significantly exceeded stretch levels; and

•	Exemplary compliance and audit results.

The Compensation Committee then evaluated the contribution that each NEO made to these financial, operational and qualitative measures that the Compensation Committee believed strengthened SBA for the long-term and thereby created value for shareholders.

The table below sets forth, in dollars and percentages, the annual bonus target of each of our NEOs in 2018 and the annual incentive bonus earned by each NEO for his 2018 performance as a percentage of annual bonus target.

	Annual Bonus Target		Incentive Bonus Earned

Executive Officer	% of Base Salary	$	% of Annual Bonus Target	$
Jeffrey A. Stoops	150%	$1,425,000	95%	$1,353,750
Brendan T. Cavanagh	100%	$575,000	95%	$546,000
Kurt L. Bagwell	100%	$600,000	100%	$600,000
Thomas P. Hunt	100%	$600,000	92%	$552,000
Jason Silberstein	100%	$485,000	115%	$558,000

Equity-Based Compensation

Why we pay equity-based compensation. The Compensation Committee’s philosophy is that a majority of an executive’s compensation should be based directly upon the value of long-term incentive

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COMPENSATION DISCUSSION AND ANALYSIS  >  COMPENSATION COMPONENTS AND DECISIONS

compensation in the form of restricted stock units and stock option awards so as to align the financial interests of our executives with those of our shareholders. The Compensation Committee believes that providing executives with the opportunities to acquire significant stakes in our growth and prosperity (through grants of equity-based compensation), while maintaining other components of our compensation program at competitive levels, will incentivize and reward executives for sound business management, develop a high-performance team environment, foster the accomplishment of short-term and long-term strategic and operational objectives and compensate executives for improvement in shareholder value, all of which are essential to our ongoing success.

How equity-based compensation is determined. Annually, the Compensation Committee evaluates the appropriate form and mix of equity-based compensation that SBA will grant as part of its long-term incentive compensation and approves the dollar value of long-term equity awards that will be granted to each NEO. In addition, the Compensation Committee approves the final list of equity award recipients.

Initially, the Compensation Committee reviews the various forms of equity that may be awarded, including stock options, restricted stock and other forms of equity-based compensation and receives reports from its compensation consultant with alternatives and recommendations. Since 2010, we have provided long-term incentive awards as follows: 1/3rd in the form of restricted stock units and 2/3rds in the form of stock options. Both the restricted stock unit awards and the stock options vest over four years. The Compensation Committee believes, and conversations with our largest shareholders reinforce, that stock options provide strong alignment with shareholder interests as options have no value unless our stock price increases, which benefits shareholders. The Compensation Committee believes that restricted stock units are also an important component of long-term incentive as they (1) facilitate our stock ownership program, (2) improve retention, (3) materially reduce projected future share usage in our equity compensation plans and (4) mitigate structural risk associated with using purely stock options as equity compensation. The Compensation Committee chose restricted stock units, rather than restricted stock, as it believed that NEOs should not receive voting rights or dividend rights until, and that the shares should be counted as outstanding only once, the award had vested. While the Compensation Committee believes that restricted stock unit awards are “at-risk,” they do not view them as performance-based. Consequently, to continue to ensure that a significant portion of compensation continues to be performance-based, the Compensation Committee decided once again to limit restricted stock units to 1/3rd of the total value of the 2018 long-term equity incentive grant. Conversations with our largest shareholders indicate that our shareholders understand and support our current structure and use of equity as part of the executive compensation program.

The Compensation Committee then approves a target dollar value of the long-term incentive grants (“LTI Value”) for each NEO based on a review of the Peer Group analysis and an evaluation of the individual NEO’s responsibilities, contributions and performance in the prior year. Once a target LTI Value is approved, the Compensation Committee then determines (1) a target number of restricted stock units based on dividing one-third of the LTI Value by a derived price equal to the average closing price of our common stock in the two calendar months of January and February (the “derived price”) and (2) a target number of stock options by dividing two thirds of the LTI Value by the estimated compensation expense of an option under FASB ASC Topic 718 assuming a stock price equal to the derived price. However, the actual exercise price of a stock option is the closing price of the common stock on the date of grant, which determines the actual compensation expense under GAAP and the amount reflected in the Summary Compensation Table. The Compensation Committee believes that utilizing the two-month measurement period of January 1 through the end of February is appropriate because a two month reference period mitigates the potential short-term volatility of SBA’s stock price.

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COMPENSATION DISCUSSION AND ANALYSIS  >  COMPENSATION COMPONENTS AND DECISIONS

2018 Long-Term Incentive Awards. In February 2018, based on the increase in the stock price and an evaluation of the 2018 Peer Group compensation data, which indicated a significant shortfall to median levels, the Compensation Committee approved an increase to the overall LTI value pool for employees which resulted in a slightly lower fair value transfer than approved in 2017. As result, the absolute LTI Value granted to our NEOs was also increased, although the percentage of the pool allocated to each of the NEOs remained similar. Specifically, the Compensation Committee approved the following LTI Value, restricted stock unit and stock option awards for our NEOs:

Officer	2018 Long-Term Incentive Target Value ($)	2018 Restricted Stock Units (#)	2018 Stock Options (#)
Jeffrey A. Stoops	7,125,000	14,343	137,601
Brendan T. Cavanagh	2,600,000	5,234	50,212
Kurt L. Bagwell	2,800,000	5,636	54,074
Thomas P. Hunt	2,800,000	5,636	54,074
Jason V. Silberstein	2,100,000	4,227	40,556

The stock options were granted on March 6, 2018 with an exercise price of $156.50. The actual grant date value of the restricted stock units and stock options granted to our NEOs is set forth under “Stock Awards” and “Option Awards” on the “Summary Compensation Table” later in this proxy statement.

Other Benefits

We do not provide pension, supplemental retirement benefits or material perquisites to our executives as they are not tied to performance. Consequently, “All Other Compensation” constitutes less than 0.4% of the total compensation paid during 2018 to our CEO and the average of our other NEOs’ compensation.

Our NEOs are eligible to participate in our active employee flexible benefits plans, which are generally available to all full-time employees. Under these plans, all employees are entitled to medical, vision, dental, life insurance and long-term disability coverage. All full-time employees are also entitled to vacation, sick leave and other paid holidays. SBA also provides all full-time employees, including our NEOs, with a 75% match on their 401(k) contributions up to $4,000. In addition to the benefits provided to all full-time employees, SBA’s officers, including our NEOs, are provided supplemental medical reimbursement insurance. Supplemental medical reimbursement insurance reimburses the officer for co-pays, out-of-pocket expenses and most uncovered expenses. The Compensation Committee believes that SBA’s commitment to provide these employee benefits recognizes that the health and well-being of SBA’s NEOs contributes directly to a productive and successful work life that enhances results for SBA and its shareholders.

Severance and Change in Control Benefits

We currently have employment agreements with each of Messrs. Stoops, Cavanagh, Bagwell and Hunt that provide for certain severance payments and benefits if the executive’s employment terminates under certain circumstances, including as a result of, or following, a change in control. These severance and change in control severance benefits, as well as a summary of potential payments relating to these and other termination events, can be found under the heading “Potential Payments Upon Termination or Change-in-Control” on page 51.

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COMPENSATION DISCUSSION AND ANALYSIS  >  COMPENSATION COMPONENTS AND DECISIONS

Other Compensation Practices

Equity Grant Practices. It is the Compensation Committee’s practice to ensure that equity awards are not impacted by the release of material non-public information. Traditionally, the Compensation Committee has granted employee and executive officer equity awards after the release of SBA’s annual financial and operational results. Commencing in 2009, the Compensation Committee adopted an equity grant policy which provides that annual employee grants will be made on the fourth business day in March, absent any material non-public information, in part to assure the prior public dissemination of our annual report on Form 10-K. The exercise price of a stock option will continue to be equal to the closing price of our common stock on the date of the grant.

Officer and Director Stock Ownership Guidelines. Our Stock Ownership Guidelines establish minimum equity ownership requirements for our CEO, our Executive Vice Presidents, each of our other officers and each member of our Board. The purposes of the Guidelines are to align the interests of those officers and directors with the interests of shareholders and further promote our commitment to sound corporate governance. The minimum required ownership is determined (i) with respect to each officer, as a multiple of the officer’s annual base salary as of the date of calculation and (ii) with respect to each director, as a multiple of the director’s annual retainer as of the date of calculation and, in each instance, then converted to a fixed number of shares. During 2018, the Board increased the stock ownership requirements of our directors from 3x to 5x their annual retainer. As of December 31, 2018, the minimum ownerships levels are as follows:

Position	Multiple of Base Salary or Annual Retainer
CEO	6x Base Salary
Executive Vice Presidents	3x Base Salary
Other Officers	1x Base Salary
Director	5x Annual Retainer

The Guidelines provide that (1) outstanding shares directly owned, (2) outstanding shares indirectly owned (but only to the extent that the officer or director has an economic interest in, or a voting right over, such shares) and (3) shares held in savings, retirement or deferred compensation plans may be included in determining whether an officer or a director has met the minimum ownership requirement. Until an officer or director has met his or her minimum required ownership, he or she must retain 100% of all shares, net of taxes, received from the settlement of restricted stock unit awards granted under our incentive plans. Shares that are used in determining if an officer or a director has met the minimum ownership requirements may not be pledged.

Prohibition on Hedging. Officers and directors are not permitted to enter into hedging arrangements with respect to shares of SBA Class A Common Stock that they beneficially own.

Tax Deductibility of Compensation

Code Section 409A. Under Section 409A of the Code, amounts deferred by an NEO under a nonqualified deferred compensation plan (including certain severance plans) may be included in gross income when earned and subject to a 20% additional federal tax, unless the plan complies with certain requirements related to the timing of deferral election and distribution decisions. We administer our plans consistent with Section 409A requirements and have amended plan documents to reflect Section 409A requirements.

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COMPENSATION DISCUSSION AND ANALYSIS  >  COMPENSATION COMPONENTS AND DECISIONS

Code Sections 280G and 4999. Sections 280G and 4999 of the Code limit a public company’s ability to take a tax deduction for certain “excess parachute payments” (as defined in Sections 280G and 4999) and impose excise taxes on each executive that receives “excess parachute payments” in connection with his or her severance from a public company in connection with a change in control. The Compensation Committee considers, as one of many factors, the adverse tax liabilities imposed by Sections 280G and 4999, as well as other competitive factors, when it structures certain post-termination compensation payable to our NEOs. The potential adverse tax consequences to our company and/or the executive, however, are not necessarily determinative factors in such decisions.

Non-GAAP Reconciliation

This Compensation Discussion and Analysis includes the following non-GAAP financial measures: Annualized Adjusted EBITDA, Adjusted EBITDA Margin, AFFO per share, Tower Cash Flow, Tower Cash Flow Margin and Return on Invested Capital. Please see Appendix A of this proxy statement for a reconciliation of such measures.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on such review and discussions, it has recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement.

Respectfully submitted by the Compensation Committee of the Board,

The Compensation Committee

Jack Langer

Brian C. Carr

Duncan H. Cocroft

George R. Krouse Jr.

March 27, 2019

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents certain summary information for the fiscal years ended December 31, 2018, 2017 and 2016 concerning compensation earned for services rendered in all capacities by our Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers, in each instance whose total compensation exceeded $100,000 during the fiscal year ended December 31, 2018. We refer to these officers collectively as our named executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Jeffrey A. Stoops	2018	$950,000	$2,244,680	$4,537,957	$1,353,750	$15,599	(3)	$9,101,986
President and	2017	800,000	2,052,675	4,139,923	1,200,000	12,746		8,205,344
Chief Executive Officer	2016	750,000	1,903,302	3,868,283	562,500	11,570		7,095,655

Brendan T. Cavanagh	2018	575,000	819,121	1,655,947	546,000	11,695	(3)	3,607,763
Executive Vice President	2017	500,000	711,175	1,434,447	475,000	12,169		3,132,791
and Chief Financial Officer	2016	450,000	644,382	1,309,638	270,000	18,949		2,692,969

Kurt L. Bagwell	2018	600,000	882,034	1,783,312	600,000	15,006	(3)	3,880,352
Executive Vice President	2017	525,000	810,221	1,634,177	551,250	26,343		3,546,990
and President – International	2016	475,000	763,079	1,550,890	285,000	18,409		3,092,377

Thomas P. Hunt	2018	600,000	882,034	1,783,312	552,000	2,817	(3)	3,820,163
Executive Vice President, Chief Administrative Officer and General Counsel	2017	525,000	810,221	1,634,177	498,750	13,061		3,481,209
	2016	475,000	763,079	1,550,890	285,000	-		3,073,968

Jason V. Silberstein	2018	485,000	661,526	1,337,500	558,000	8,461	(3)	3,050,487
Executive Vice President	2017	415,000	594,163	1,198,381	394,250	15,369		2,617,161
– Site Leasing	2016	380,000	556,204	1,130,435	171,000	5,546		2,243,186

(1)

The amounts in these columns do not reflect compensation actually received by the named executive officer nor do they reflect the actual value that will be recognized by the named executive officer. Instead the amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the restricted stock unit awards and the option awards, refer to Note 14 to our financial statements for the year ended December 31, 2018, which are included in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC.

(2)

The amounts reported in this column reflect compensation earned for 2018, 2017 and 2016 performance under our annual cash incentive compensation program. We make payments under this program in the first quarter of the fiscal year following the fiscal year in which they were earned after finalization of our audited financial statements.

(3)

These amounts represent reimbursements for health insurance and medical expenses pursuant to our supplemental medical reimbursement program and, other than Mr. Hunt, company matching contributions to such named executive officer’s 401(k) plan.

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EXECUTIVE COMPENSATION  >  GRANTS OF PLAN-BASED AWARDS

Grants of Plan-Based Awards

The following table provides information about cash (non-equity) and equity incentive compensation awarded to our named executive officers in 2018 including: (1) the range of possible cash payouts under our annual incentive compensation program; (2) the grant date of equity awards; (3) the number of restricted stock units granted; (4) the number of underlying shares and exercise price of stock option grants; and (5) the grant date fair value of the restricted stock unit grants and stock option grants calculated in accordance with FASB ASC Topic 718. The restricted stock unit awards and stock option awards were granted under SBA’s 2010 Performance and Equity Incentive Plan, which is discussed in greater detail in this proxy statement under the caption “Compensation Discussion and Analysis.” The exercise price of all options was equal to the closing price of our Class A common stock on the date of grant.

	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)		Grant Date	All other stock awards: Number of shares of stock or units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant date fair value of stock and option awards ($)
Name	Threshold ($)	Target ($)(2)
Jeffrey A. Stoops	$712,500	$1,425,000	3/6/2018	14,343	137,601	$156.50	$6,782,637
Brendan T. Cavanagh	287,500	575,000	3/6/2018	5,234	50,212	$156.50	2,475,068
Kurt L. Bagwell	300,000	600,000	3/6/2018	5,636	54,074	$156.50	2,665,346
Thomas P. Hunt	300,000	600,000	3/6/2018	5,636	54,074	$156.50	2,665,346
Jason V. Silberstein	242,500	485,000	3/6/2018	4,227	40,556	$156.50	1,999,026

(1)

The amounts in these columns reflect potential payments of annual cash incentive compensation based on 2018 performance. The 2018 annual cash incentive payments were made in March 2019. The actual amounts paid under our annual cash incentive compensation program are the amounts reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)

As described in the Compensation Discussion and Analysis section on page 27, each performance metric in the annual incentive compensation program has a minimum, budget, stretch threshold and maximum level, entitling the officer to 50%, 75%, 100% or 200% of the amount of annual incentive compensation allocated to such metric. An executive would be entitled to receive 100% of his annual cash incentive bonus target if SBA and the individual met each of the performance metrics at the stretch threshold.

(3)

This column represents the number of restricted stock units granted in 2018 to the named executive officers. These restricted stock units vest in four equal annual installments, beginning on March 6, 2019, the first anniversary of the grant date.

(4)

This column represents the number of stock options granted in 2018 to the named executive officers. These stock options vest and become exercisable ratably in four equal annual installments, beginning on March 6, 2019, the first anniversary of the grant date.

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EXECUTIVE COMPENSATION  >  NARRATIVE DISCLOSURE TO COMPENSATION TABLE

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

As discussed above under the caption “Compensation Discussion and Analysis,” we have entered into employment agreements with Messrs. Stoops, Cavanagh, Bagwell and Hunt in order to further our ability to retain their services as executive officers of SBA.

Material Terms of Employment Agreement with Mr. Stoops

Effective August 15, 2017, we renewed our employment agreement with Mr. Stoops. Mr. Stoops’ employment agreement provides for him to serve in his present position until December 31, 2020. Under the employment agreement, Mr. Stoops is entitled to receive a base salary and an annual cash bonus based on achievement of performance criteria established by the Board of Directors. For 2018, Mr. Stoops had a minimum annual bonus target equal to 150% of his 2018 base salary. The employment agreement also provides for noncompetition, noninterference, non-disparagement and nondisclosure covenants.

Material Terms of Employment Agreements with Messrs. Cavanagh, Bagwell and Hunt

Effective October 1, 2018, we renewed our employment agreements with Messrs. Cavanagh, Bagwell and Hunt. These employment agreements provide for each of Messrs. Cavanagh, Bagwell and Hunt to continue to serve in their present positions until December 31, 2022.

The employment agreements with each of Messrs. Cavanagh, Bagwell and Hunt provide that the executive is entitled to receive a minimum base salary, set at the rate in effect immediately prior to the effective date of the employment agreement, which amount may be increased by the Board, and that each executive officer will have a minimum target bonus opportunity, which may be increased by the Board. The 2018 annual bonus targets were set at 100% of annual base salary for each of Messrs. Cavanagh, Bagwell and Hunt. In addition, each of the employment agreements provides for noncompetition, noninterference, non-disparagement and nondisclosure covenants.

Terminations and Change in Control Provisions

Each of the employment agreements with Messrs. Stoops, Cavanagh, Bagwell and Hunt provide that upon termination of the executive’s employment without cause, or upon his resignation for good reason, he is entitled to receive certain benefits. A discussion of these benefits and how these provisions would be applied if any of Messrs. Stoops, Cavanagh, Bagwell, or Hunt had been terminated or if a change in control had occurred on December 31, 2018 can be found under the heading “Potential Payments Upon Termination or Change-in-Control” beginning on page 51. Such payments are subject to the executive’s execution of a full release and waiver of claims against SBA.

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EXECUTIVE COMPENSATION  >  OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options and unvested restricted stock units for each named executive officer outstanding as of the end of the fiscal year ended December 31, 2018. Each stock option and restricted stock unit grant is shown separately for each named executive officer.

		Option Awards					Stock Awards
Name	Equity Award Grant Date	# of Securities Underlying Unexercised Options (#) exercisable	# of Securities Underlying Unexercised Options (#) unexercisable		Option Exercise Price ($)	Option Expiration Date	# of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(2)
Jeffrey A. Stoops	3/6/2013	143,858	-		72.99	3/6/2020	-	-
	3/6/2014	174,483	-	(3)	95.53	3/6/2021	-	-
	3/5/2015	120,536	40,179	(3)	124.59	3/5/2022	4,022	651,122
	3/4/2016	100,807	100,807	(3)	96.58	3/4/2023	9,854	1,595,264
	3/6/2017	43,408	130,227	(3)	115.17	3/6/2024	13,368	2,164,146
	3/6/2018	-	137,601	(3)	156.50	3/6/2025	14,343	2,321,988

		583,092	408,814				41,587	6,732,520

Brendan T. Cavanagh	3/5/2015	40,808	13,603	(3)	124.59	3/5/2022	1,362	220,494
	3/4/2016	34,129	34,129	(3)	96.58	3/4/2023	3,336	540,065
	3/6/2017	15,040	45,123	(3)	115.17	3/6/2024	4,632	749,874
	3/6/2018	-	50,212	(3)	156.50	3/6/2025	5,234	847,332

		89,977	143,067				14,564	2,357,765

Kurt L. Bagwell	3/5/2015	48,326	16,109	(3)	124.59	3/5/2022	1,613	261,129
	3/4/2016	40,416	40,416	(3)	96.58	3/4/2023	3,951	639,627
	3/6/2017	17,135	51,405	(3)	115.17	3/6/2024	5,277	854,294
	3/6/2018	-	54,074	(3)	156.50	3/6/2025	5,636	912,412

		105,877	162,004				16,477	2,667,462

Thomas P. Hunt	3/6/2012	44,908	-		47.52	3/6/2019	-	-
	3/6/2013	62,448	-		72.99	3/6/2020	-
	3/6/2014	73,062	-	(3)	95.53	3/6/2021	-	-
	3/5/2015	48,326	16,109	(3)	124.59	3/5/2022	1,613	261,129
	3/4/2016	40,416	40,416	(3)	96.58	3/4/2023	3,951	639,627
	3/6/2017	17,135	51,405	(3)	115.17	3/6/2024	5,277	854,294
	3/6/2018	-	54,074	(3)	156.50	3/6/2025	5,636	912,412

		286,295	162,004				16,477	2,667,462

Jason V. Silberstein	3/5/2015	35,223	11,742	(3)	124.59	3/5/2022	1,176	190,383
	3/4/2016	29,459	29,459	(3)	96.58	3/4/2023	2,880	466,243
	3/6/2017	12,565	37,697	(3)	115.17	3/6/2024	3,870	626,514
	3/6/2018	-	40,556	(3)	156.50	3/6/2025	4,227	684,309

		77,247	119,454				12,153	1,967,449

(1)	The restricted stock units vest in four equal annual installments on the anniversary of the grant date.

(2)	The market value of the restricted stock units is calculated by multiplying the closing price of SBA’s Class A common stock on December 31, 2018 ($161.89) by the number of restricted stock units.

(3)	The stock options awarded pursuant to this stock option grant vest and become exercisable in four equal annual installments on the anniversary of the grant date.

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EXECUTIVE COMPENSATION  >  OPTION EXERCISES AND STOCK VESTED

Option Exercises and Stock Vested

The following table provides information concerning exercises of stock options and vesting of restricted stock units and the value realized on exercise of such stock options and vesting of restricted stock units on an aggregated basis during the fiscal year ended December 31, 2018 for each of the named executive officers.

	Option Awards			Stock Awards(1)
Name	# of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(2)	# of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Jeffrey A. Stoops	108,866		$12,556,020	17,856	$2,763,940
Brendan T. Cavanagh	164,007		$16,225,301	6,109	$ 945,739
Kurt L. Bagwell	129,021	(5)	$10,406,704	7,198	$1,114,260
Thomas P. Hunt	41,147	(5)	$ 4,843,002	7,198	$1,114,260
Jason V. Silberstein	12,831		$ 904,876	5,206	$ 805,818

(1)	These columns reflect restricted stock units previously awarded to the named executive officers that vested during 2018.

(2)

The value realized on exercise for shares exercised is calculated by multiplying the number of shares times the difference between the closing price of Class A common stock on the date of exercise and the per share exercise price of the options.

(3)	Of these amounts, shares were withheld by us to cover tax withholding obligations as follows: Mr. Stoops, 6,046 shares; and Mr. Bagwell, 2,836 shares.

(4)	Calculated based on the closing price of SBA Class A common stock on the business day prior to the applicable vesting dates.

(5)	Messrs. Bagwell and Hunt exercised the options and held all of the shares acquired upon exercise of the options.

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EXECUTIVE COMPENSATION  >  POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Potential Payments Upon Termination or Change-in-Control

Our employment agreements with Messrs. Stoops, Cavanagh, Bagwell and Hunt provide for severance payments under certain circumstances. The material terms of the severance provisions for the employment agreements in effect as of December 31, 2018 are as follows:

•

Covered terminations. The executive would receive severance payments if his employment were terminated (1) by SBA without cause or (2) by the executive for good reason, with the amount of such payments varying to the extent that such termination occurs either (A) on or after a change in control or (B) six months prior to a change in control if it is reasonably demonstrated that such termination was in contemplation of the change in control.

•

“Cause,” means any of the following events: (i) the officer’s willful, material violation of any law applicable to our business; (ii) the officer’s conviction of, or plea of “no contest,” to a felony; (iii) any willful perpetration by the officer of an act involving moral turpitude or common law fraud; (iv) any act of gross negligence by the officer in the performance of his duties; (v) any material violation by the officer of our Code of Ethics, or with respect to Mr. Stoops, our Code of Ethics and our Code of Conduct; (vi) any willful misconduct by the officer that is materially injurious to our company; (vii) the willful and continued failure or refusal of the officer to satisfactorily perform the duties reasonably required of him; (viii) any breach by the officer of provisions in his employment agreement relating to noncompetition, noninterference, non-disparagement and nondisclosure; or (ix) the indictment for any crime, whether a felony or misdemeanor, involving the purchase or sale of any security, mail or wire fraud, theft, embezzlement, moral turpitude, or our property where such indictment has a material adverse impact on the officer’s ability to perform his duties.

•

“Good reason,” means any of the following events: (i) the officer’s position, title, duties, and reporting responsibilities in effect on the effective date become less favorable in any material respect, provided, however, that good reason will not have occurred if (1) the diminution in the officer’s position, duties or reporting responsibilities is solely and directly a result of SBA no longer being a publicly-traded company; (2) the event resulting in SBA no longer being a publicly-traded entity is a leveraged buyout, acquisition by a private equity fund and/or other similar “going private” transaction and is not as a result of the acquisition of SBA or its business by another operating company; and (3) the officer continues to hold the same position and title with SBA and no other act or omission has occurred that would constitute an event of good reason, (ii) a reduction in, or, in the case of Messrs. Cavanagh, Bagwell and Hunt, a change in the form of, the base salary, bonus, or material benefits, as of the effective date, other than an across-the-board reduction applicable to all of our senior executive officers; or (iii) the relocation, without the officer’s consent, of the officer’s principal place of business to a location that is more than 60 miles from the officer’s primary business location on the effective date.

•

A “change in control,” will be deemed to have occurred when (i) any person is or becomes the beneficial owner, directly or indirectly, of our securities representing 35% or more of the combined voting power of our then-outstanding securities; (ii) a majority of the Board of Directors is not constituted of (A) individuals who were on the Board as of the effective date (“Incumbent Directors”) and (B) any new director (other than a director whose initial assumption of office is in connection with an

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EXECUTIVE COMPENSATION  >  POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

actual or threatened election contest) whose appointment or election by the Board or nomination for election by our shareholders was approved or recommended by a vote of at least a majority of the Incumbent Directors; (iii) a merger or consolidation of our company is consummated, other than (A) a merger or consolidation which would result in our voting securities outstanding immediately prior to such merger or consolidation continuing to represent at least 50% of the combined voting power of the surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of our company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of our securities representing 50% or more of the combined voting power of our then outstanding securities; or (iv) our shareholders approve a plan of complete liquidation or dissolution of our company or there is consummated an agreement for the sale or disposition of all or substantially all of our assets, other than a sale or disposition of all or substantially all of our assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of our company in substantially the same proportions as their ownership of our company immediately prior to such sale.

•

Stoops Severance Payment. Upon the occurrence of a covered termination, Mr. Stoops would receive a severance payment equal to the sum of: (a) an amount equal to the pro rata portion of the minimum annual bonus target for the period of service in the year in which the termination or resignation occurs, and (b) an amount equal to the applicable multiple multiplied by the sum of Mr. Stoops’ (i) base salary for the year in which the termination or resignation occurs, (ii) Reference Bonus (as defined below) and (iii) Reference Benefits Value (as defined below). Mr. Stoops’ severance payment is payable in a lump sum. “Applicable multiple,” means two (2), in the event the termination occurs prior to a change in control of SBA, and three (3), in the event the termination occurs on or after a change in control of SBA. Reference Benefits Value means the greater of (x) $33,560 and (y) the value of all medical, dental, health, life, and other fringe benefit plans for the year in which the termination or resignation occurs. Reference Bonus means the greater of (i) 75% of Mr. Stoops’ minimum annual bonus target for the year in which the termination or resignation occurs and (ii) 100% of the bonus paid for the year immediately preceding the year in which the termination or resignation occurred.

•

Cavanagh, Bagwell and Hunt Severance Payment. Upon the occurrence of a covered termination, Messrs. Cavanagh, Bagwell and Hunt would receive a severance payment equal to the sum of: (a) an amount equal to the pro rata portion of the minimum annual bonus target for the period of service in the year in which the termination or resignation occurs, and (b) an amount equal to the applicable multiple multiplied by the sum of such officer’s (i) base salary for the year in which the termination or resignation occurs and (ii) the minimum annual bonus target. “Applicable multiple,” means one (1) in the event a termination or resignation occurs prior to a change in control of SBA, and two (2) in the event termination or resignation occurs on or after a change in control of SBA. Each of Messrs. Cavanagh’s, Bagwell’s and Hunt’s severance payment is payable in a lump sum.

•

Impact of termination upon Change in Control. Upon the occurrence of a change in control, the term of each of the employment agreements is extended three years in the case of Mr. Stoops, and the later of December 31, 2021 or two years in the case of each of Messrs. Cavanagh, Bagwell and Hunt.

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•

Benefit continuation. For each of Messrs. Cavanagh, Bagwell and Hunt, basic employee benefits such as medical, dental and life insurance, but excluding the supplemental medical reimbursement benefit, would be continued until the earlier of the applicable multiple of years from the date of termination or the date the officer becomes eligible for comparable benefits provided by a third party.

•

Excise tax. The employment agreements of each of Messrs. Stoops, Cavanagh, Bagwell and Hunt do not provide for gross-up payments. Pursuant to the employment agreements of each of Messrs. Stoops, Cavanagh, Bagwell and Hunt, in the event that any payments made in connection with a termination of employment would be subject to the excise tax imposed by Section 4999 of the Code, and if the reduction of the payments to an amount that would not be subject to the excise tax is greater than if the payment had not been reduced, then, subject to limitations, the payments would be reduced to such amount.

In addition to the severance payments that would be payable under our existing employment agreements, our option and restricted stock unit agreements provide for either accelerated vesting or continued vesting under certain circumstances. Specifically, award agreements governing awards granted prior to 2018 are subject to accelerated vesting upon a change in control. However, in 2017, we amended our 2010 Performance and Equity Incentive Plan to require that all future grants of options and restricted stock units to officers be subject to double-trigger acceleration. This means their vesting will only be accelerated after a change of control if the employment of such officers is terminated without cause or the officer resigns for good reason (1) within six months before such change in control, if the termination or resignation was in contemplation of the change in control, or (2) within twelve months after such change in control. Our CEO, Mr. Stoops, has voluntarily agreed to retroactively apply this double-trigger acceleration provision to all his outstanding equity awards. In addition, pursuant to our equity plan retirement policy, award agreements governing certain awards granted in 2018 or prior and all awards granted after January 1, 2019 provide for continued vesting to the extent the employee terminates his or her employment due to a qualified retirement. A qualified retirement is defined as an employee who, at the time of retirement, (i) is at least 55 years old, (ii) has worked for us for at least five years, (iii) the sum of his or her age and length of service is at least 70, and (iv) provides us with at least six months notice prior to such retirement. To receive qualified retirement treatment for awards following retirement, the employee must also comply with certain confidentiality, non-competition and other restrictive covenant agreements.

Mr. Silberstein does not have an employment agreement. Consequently, the only payments and benefits that he would receive upon a change in control would be the benefit resulting from the acceleration of his unvested stock options and restricted stock units. As of December 31, 2018, the value of this acceleration would be $6,309,194 for Mr. Silberstein. The calculation of this acceleration is set forth in footnote 3 below.

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EXECUTIVE COMPENSATION  >  POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The estimated payments and benefits that would be provided to each of Messrs. Stoops, Cavanagh, Bagwell and Hunt, pursuant to their respective employment agreements, as a result of a termination for “good reason” or “without cause,” are set forth in the table below. Calculations for this table are based on the assumption that the termination for “good reason” or “without cause” took place on December 31, 2018.

Name and Type of Payment/Benefit	Termination for “good reason” or “without cause” not in connection with a Change in Control($)	Termination for “good reason” or “without cause” in connection with a Change in Control($)
Jeffrey A. Stoops
Base salary	$1,900,000	$ 2,850,000
Reference Bonus(1)	2,400,000	3,600,000
Pro Rata Bonus(2)	1,200,000	1,200,000
Value of accelerated equity awards(3)	-	21,640,776
Reference Benefits Value(4)	67,120	100,680

Total	5,567,120	29,391,456

Brendan T. Cavanagh
Base salary	$ 575,000	$ 1,150,000
Bonus	575,000	1,150,000
Pro Rata Bonus(2)	575,000	575,000
Value of accelerated equity awards(3)	-	7,472,912
Health/life insurance benefits	17,340	34,680

Total	1,742,340	10,382,592

Kurt L. Bagwell
Base salary	$ 600,000	$ 1,200,000
Bonus	600,000	1,200,000
Pro Rata Bonus(2)	600,000	600,000
Value of accelerated equity awards(3)	-	8,600,997
Health/life insurance benefits	17,957	35,914

Total	1,817,957	11,636,911

Thomas P. Hunt
Base salary	$ 600,000	$ 1,200,000
Bonus	600,000	1,200,000
Pro Rata Bonus(2)	600,000	600,000
Value of accelerated equity awards(3)	-	8,600,997
Health/life insurance benefits	17,501	35,002

Total	1,817,501	11,635,999

(1)

For purposes of the table, this amount reflects a payment equal to two times, in the event the termination occurs not in connection with a change in control, and three times, in the event the termination occurs in connection with a change in control, the amount equal to 100% of Mr. Stoops’ prior year annual bonus.

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(2)

For Messrs. Stoops, Cavanagh, Bagwell and Hunt, this amount was calculated based on their respective minimum annual bonus target for 2018, which was equal to 150%, 100%, 100% and 100% of each of Messrs. Stoops’, Cavanagh’s, Bagwell’s and Hunt’s base salary, respectively.

(3)

Represents the value of accelerated restricted stock units and stock options. The value of the accelerated restricted stock units is calculated by multiplying the closing price of SBA’s Class A common stock on December 31, 2018 ($161.89) by the number of unvested restricted stock units as of December 31, 2018. The value of the accelerated stock options reflects the excess of the market price of our Class A common stock on December 31, 2018 ($161.89) over the per share exercise price of any stock option which was unvested as of December 31, 2018. All options and restricted stock units granted before 2018 are subject to accelerated vesting upon a change in control, except those granted to Mr. Stoops, which are subject to double-trigger accelerated vesting, as described above. All options and restricted stock units granted to officers after 2017 provide for double-trigger accelerated vesting upon a change in control, as described above.

(4)

For Mr. Stoops, this amount reflects a payment equal to two times, in the event the termination occurs not in connection with a change in control, and three times, in the event the termination occurs in connection with a change in control, the value of health and life insurance benefits and other fringe benefit plans and arrangements applicable to Mr. Stoops based on an amount of $33,560 under the terms of Mr. Stoops’ employment agreement.

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EXECUTIVE COMPENSATION  >  CEO PAY RATIO

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of our CEO, Jeffrey A. Stoops.

As of December 31, 2018, our employee population consisted of approximately 1,347 individuals working at SBA and its subsidiaries, of which approximately 990 are located in the United States and approximately 357 are located outside the United States. We selected December 31, 2018, the last day of our fiscal year, as the determination date for identifying the median employee.

We previously identified our median employee as of December 31, 2017, the last day of our 2017 fiscal year, by calculating the amount of annual total cash compensation paid to all of our employees (other than our CEO). We did not make any cost-of-living or other adjustments in identifying the median employee. As of December 31, 2018, this employee was employed in the same capacity and we believe there have been no significant changes to our employee compensation arrangements or in our employee population that would significantly affect our pay ratio disclosure. Therefore, to determine our pay ratio for 2018, we used the same median employee identified in 2017.

We calculated the 2018 total annual compensation of such employee in accordance with the requirements of the executive compensation rules for the Summary Compensation Table (Item 402(c)(2)(x) of Regulation S-K). Under this calculation, the median employee’s annual total compensation was $84,778.

Utilizing the same executive compensation rules, and consistent with the amount reported in the “Total” Column of our 2018 Summary Compensation Table in the Executive Compensation section above for our CEO, the annual total compensation of our CEO was $9,101,986. The resulting ratio of the annual total compensation of our CEO to the annual total compensation of the median employee was 107 to 1. This ratio represents a reasonable estimate calculated in a manner consistent with SEC rules based on the methodology described above.

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PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Introduction

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. To execute this responsibility, the Audit Committee engages in a comprehensive evaluation of the independent registered public accounting firm’s qualifications, performance and independence and whether the independent registered public accounting firm should be rotated, and considers the advisability and potential impact of selecting a different independent registered public accounting firm.

The Audit Committee of the Board of Directors has appointed EY to continue to serve as our independent registered public accounting firm for the 2019 fiscal year. EY has served as our independent registered public accounting firm since 2002. In accordance with SEC rules and EY policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit service to us. For lead and concurring review audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of our lead audit partner pursuant to this rotation policy involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion by the full Audit Committee and with management.

The Audit Committee and the Board of Directors believe that the continued retention of EY as our independent registered public accounting firm is in the best interest of SBA and our shareholders, and we are asking our shareholders to ratify the selection of EY as our independent registered public accounting firm for 2019. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of EY to our shareholders for ratification because we value our shareholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event our shareholders do not ratify the appointment, the appointment may be reconsidered by the Audit Committee. Ratification of the appointment of EY to serve as our independent registered public accounting firm for the 2019 fiscal year will in no way limit the Audit Committee’s authority to terminate or otherwise change the engagement of EY for the 2019 fiscal year.

We expect a representative of EY to attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires and also will be available to respond to appropriate questions.

In connection with the audit of our 2019 financial statements and internal control over financial reporting, we entered into an agreement with EY which sets forth the terms by which EY performed audit services for us.

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PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Fees Paid to EY

We were billed for professional services provided with respect to fiscal years 2017 and 2018 by EY in the amounts set forth in the following table.

Services Provided	2017	2018
Audit Fees(1)	$2,706,500	$2,595,000
Audit-Related Fees	-	-
Tax Fees(2)	360,500	355,368
All Other Fees	-	-

Total	$3,067,000	$2,950,368

(1)

These professional services included (1) fees associated with (a) the audit of our annual financial statements (Form 10-K), (b) reviews of our quarterly financial statements (Forms 10-Q), (c) the audit of SBA’s internal control over financial reporting in connection with SBA’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and (d) other statutory audits required for the years ended 2017 and 2018 and (2) $562,500 of fees in 2017 and $300,000 of fees in 2018 associated with (a) the preparation and review of our various documents relating to our tower securitizations in 2017 and 2018, including the preparation of comfort letters, and (b) consents to our registration statements filed in 2017 and 2018, including review of our various documents relating to our REIT conversion.

(2)

These professional services included fees associated with (1) transfer pricing calculations and analysis, (2) earnings and profits calculations for 2017, (3) Section 382 analysis in 2017, (4) reviews relating to REIT conversion and ongoing REIT testing in 2017, and (5) fees for tax compliance services relating to tax returns of $288,000 for 2017 and $300,000 for 2018.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board regarding auditor independence, the Audit Committee has responsibility for (1) appointing, (2) negotiating, (3) setting the compensation of and (4) overseeing the performance of the independent registered public accounting firm. The Audit Committee’s policy requires that the Audit Committee must approve any audit or permitted non-audit service proposed to be performed by its independent auditors in advance of the performance of such service. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has not implemented a policy or procedure which delegates the authority to approve, or pre-approve, audit or permitted non-audit services to be performed by EY. In connection with making any pre-approval decisions, the Audit Committee must consider whether the provision of such permitted non-audit services by EY is consistent with maintaining EY’s status as our independent auditors.

Consistent with these policies and procedures, the Audit Committee approved all of the services rendered by EY during fiscal year 2018, as described above.

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Audit Committee Report

The Audit Committee oversees the accounting and financial reporting processes of SBA on behalf of the Board of Directors. Management has primary responsibility for SBA’s financial statements, financial reporting process and internal controls over financial reporting. The independent auditors are responsible for performing an independent audit of SBA’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and evaluating the effectiveness of internal controls and issuing reports thereon. The Audit Committee’s responsibility is to select the independent auditors and monitor and oversee the accounting and financial reporting processes of SBA, including SBA’s internal controls over financial reporting, and the audits of the financial statements of SBA.

During the course of 2018 and the first quarter of 2019, the Audit Committee regularly met and held discussions with management and the independent auditors. In the discussions related to SBA’s consolidated financial statements for fiscal year 2018, management represented to the Audit Committee that such consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee reviewed and discussed with management and the independent auditors the audited consolidated financial statements for fiscal year 2018, management’s annual report on internal control over financial reporting, the results of the independent auditor’s testing and the evaluation of SBA’s internal control over financial reporting and the independent auditor’s attestation report regarding management’s assessment of internal control over financial reporting.

In fulfilling its responsibilities, the Audit Committee discussed with the independent auditors those matters required to be discussed by the auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee received from the independent auditors the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditors that firm’s independence. In connection with this discussion, the Audit Committee also considered whether the provision of services by the independent auditors not related to the audit of SBA’s financial statements for fiscal year 2018 is compatible with maintaining the independent auditors’ independence. The Audit Committee’s policy requires that the Audit Committee approve any audit or permitted non-audit service proposed to be performed by its independent auditors in advance of the performance of such service.

Based upon the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representations of management and the written disclosures and letter of the independent auditors provided to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2018 be included in SBA’s Annual Report on Form 10-K, for filing with the SEC.

See the portion of this proxy statement titled “Corporate Governance—Board Committees” beginning on page 16 for information on the Audit Committee’s meetings in 2018.

The Audit Committee

Kevin L. Beebe

Brian C. Carr

Mary S. Chan

Duncan H. Cocroft

March 25, 2019

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PROPOSAL 2 – AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report above and the Compensation Committee Report above shall not be incorporated by reference into this proxy statement.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2019 fiscal year.

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PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Introduction

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the Dodd-Frank Act) requires us to provide our shareholders with the opportunity to approve, on a nonbinding, advisory basis, the compensation of our named executive officers. At the 2017 Annual Meeting, our shareholders voted in favor of holding our Say on Pay vote annually, which the Board subsequently approved. The next shareholder vote on the frequency of our advisory Say on Pay vote is expected to be held at our 2023 Annual Meeting.

We provide our shareholders with the opportunity to cast an annual advisory vote on the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany those tables. At the 2019 Annual Meeting, we are asking our shareholders to approve, on an advisory basis, the 2018 compensation of our named executive officers as disclosed in this proxy statement.

We encourage shareholders to review the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure on pages 27 to 56. As discussed in the Compensation Discussion and Analysis, we believe that our compensation policies and decisions are designed to incentivize and reward the creation of shareholder value. Our Total Shareholder Return (“TSR”) exceeded the TSR of the 2018 Peer Group which our Compensation Committee used to set executive compensation for each of the three and five year periods ended December 31, 2018.

We believe that our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our shareholders. This balance is evidenced by the following:

•

We seek to foster a pay-for-performance culture, with a significant portion of total direct compensation being performance-based and/or “at risk,” meaning that such portion be tied to, and vary with, our financial, operational and stock price performance, as well as individual performance. For 2018, 90% of our CEO’s target total compensation and an average of 85% of our other named executive officers’ target total compensation was performance-based or equity-based;

•	Realized compensation for our executives is highly correlated to TSR;

•

We provide a balance of short-term and long-term compensation; our annual cash incentive bonus rewards the accomplishment of annual financial, operational and strategic goals, while our equity grants vest our executives’ financial interests in the long-term appreciation of our Class A common stock;

•	We have stock ownership guidelines that promote continued alignment of our executives’ interests with those of our shareholders and discourage excessive risk taking for short-term gains; and

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PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

•

We review and implement our executive compensation programs within a strong corporate governance environment, including a wholly-independent compensation consultant, independent legal counsel for our Compensation Committee and independent directors.

On the basis of the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure on pages 27 to 56 of this proxy statement, we are requesting that our shareholders vote on the following resolution:

RESOLVED, that the shareholders of SBA approve, on an advisory basis, the compensation of SBA’s named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in SBA’s 2019 Annual Meeting proxy statement.

Although this Say on Pay vote on executive compensation is non-binding, the Board and the Compensation Committee will review the results of the vote and will take into account the outcome of the vote when determining future executive compensation arrangements.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” adoption of the resolution approving the compensation of our named executive officers, as described in the Compensation Discussion and Analysis section.

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SECURITY OWNERSHIP

The table below shows the beneficial ownership as of March 15, 2019 of our Class A common stock held by each of the directors, nominees for director, named executive officers, all current directors and executive officers as a group and each person known to us to be the beneficial owner of more than 5% of our Class A common stock. As of March 15, 2019, we had 113,073,816 shares of Class A common stock outstanding.

Name	Number of Shares Beneficially Owned(1)		Percent of Class A Common Stock
Steven E. Bernstein	191,971	(2)	*
Jeffrey A. Stoops	1,495,943	(3)	1.3%
Kevin L. Beebe	24,336	(4)	*
Brian C. Carr	9,587	(5)	*
Mary S. Chan	16,385	(6)	*
Duncan H. Cocroft	88,352	(7)	*
George R. Krouse, Jr.	15,759	(8)	*
Jack Langer	28,652	(9)	*
Kurt L. Bagwell	163,763	(10)	*
Brendan T. Cavanagh	192,578	(11)	*
Thomas P. Hunt	469,694	(12)	*
Jason V. Silberstein	139,611	(13)	*
All current directors and executive officers as a group (14 persons)	2,859,653	(14)	2.5%
BlackRock, Inc.	9,771,831	(15)	8.6%
The Vanguard Group	18,062,976	(16)	16.0%

* Less than 1% of outstanding shares.

Except as otherwise indicated, the address of each person named in this table is c/o SBA Communications Corporation, 8051 Congress Avenue, Boca Raton, Florida 33487.

(1)

In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options exercisable or restricted stock units that vest within 60 days after March 15, 2019 are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other shareholders. To our knowledge, except as otherwise indicated, beneficial ownership includes sole voting and dispositive power with respect to all shares.

(2)

This number includes (1) 165,142 shares owned by the Bernstein Limited Partnership II (“BLP II”), an entity controlled, in part, by Mr. Bernstein and (2) 13,400 shares owned by the Steven E. Bernstein Family Foundation Inc. (the “Bernstein Family Foundation”), for which Mr. Bernstein

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SECURITY OWNERSHIP

serves as a director. This number also includes an aggregate of 12,610 shares of Class A common stock issuable pursuant to options that are exercisable or restricted stock units that vest within 60 days after March 15, 2019. Mr. Bernstein disclaims beneficial ownership of those shares owned by BLP II and the Bernstein Family Foundation, except to the extent of his pecuniary interest in BLP II. This number also includes 165,142 shares of Class A common stock which are pledged or held in a margin account, which was in compliance, as of March 15, 2019, with SBA’s policy on pledging Class A common stock.

(3)

This number includes (1) an aggregate of 751,483 shares of Class A common stock issuable pursuant to options that are exercisable within 60 days after March 15, 2019, (2) an aggregate of 20,225 shares of Class A common stock held by four different trusts, each for the benefit of one of Mr. Stoops’ four children, (3) 409,863 shares owned by Calculated Risk Partners, L.P., a Delaware limited partnership (“CRLP”), of which Mr. Stoops and his spouse control the general partner, and (4) 106,958 shares of Class A common stock held by a non-profit foundation (the “Foundation”), of which Mr. Stoops serves as the President and one of the two directors. Mr. Stoops disclaims beneficial ownership of the shares of Class A common stock held by the trusts and CRLP, except to the extent of his pecuniary interest in CRLP. Mr. Stoops disclaims beneficial ownership of those shares of Class A common stock held by the Foundation. This number also includes 618,821 shares of Class A common stock which are pledged or held in a margin account, which was in compliance, as of March 15, 2019, with SBA’s policy on pledging Class A common stock. Mr. Stoops shares voting and investment power with respect to 724,235 shares of Class A common stock with his spouse.

(4)	This number includes 12,610 shares of Class A common stock issuable pursuant to options that are exercisable or restricted stock units that vest within 60 days after March 15, 2019.

(5)	This number includes 6,766 shares of Class A common stock issuable pursuant to options that are exercisable or restricted stock units that vest within 60 days after March 15, 2019.

(6)	This number includes 14,766 shares of Class A common stock issuable pursuant to options that are exercisable or restricted stock units that vest within 60 days after March 15, 2019.

(7)

This number includes 12,610 shares of Class A common stock issuable pursuant to options that are exercisable or restricted stock units that vest within 60 days after March 15, 2019. This number also includes 71,742 shares of Class A common stock which are pledged or held in a margin account, which was in compliance, as of March 15, 2019, with SBA’s policy on pledging Class A common stock.

(8)	This number includes 5,228 shares of Class A common stock issuable pursuant to options that are exercisable or restricted stock units that vest within 60 days after March 15, 2019.

(9)

This number includes 10,967 shares of Class A common stock issuable pursuant to options that are exercisable or restricted stock units that vest within 60 days after March 15, 2019. This number also includes 14,883 beneficially owned shares of Class A common stock held by the Jack Langer 2012 Irrevocable Family Trust. The trustee of the trust is Mr. Langer’s spouse. Mr. Langer disclaims beneficial ownership of the securities held by the trust, except to the extent of his pecuniary interest therein.

(10)

This number includes 66,970 shares of Class A common stock issuable pursuant to options that are exercisable within 60 days after March 15, 2019. This number also includes 57,573 shares of Class A common stock held by trust pursuant to the Kurt L. Bagwell Revocable Trust Agreement, dated July 8, 1998 and as amended and restated June 29, 2007, for the benefit of Mr. Bagwell’s spouse. Mr. Bagwell is the trustee of the trust and has sole voting and investment

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SECURITY OWNERSHIP

power with respect to the 57,573 shares of Class A common stock. This number also includes 39,220 shares of Class A common stock held by the Kurt L. Bagwell 2017 Grantor Retained Annuity Trust, of which Mr. Bagwell is the trustee, and Mr. Bagwell has sole voting and investment power with respect to such shares.

(11)	This number includes 148,238 shares of Class A common stock issuable pursuant to options that are exercisable within 60 days after March 15, 2019.

(12)

This number includes 308,357 shares of Class A common stock issuable pursuant to options that are exercisable within 60 days after March 15, 2019. Mr. Hunt shares voting and investment power with respect to 161,337 shares of Class A common stock with his spouse.

(13)	This number includes 126,422 shares of Class A common stock issuable pursuant to options that are exercisable within 60 days after March 15, 2019.

(14)	This number includes 1,483,786 shares of Class A common stock issuable pursuant to options that are exercisable or restricted stock units that vest within 60 days after March 15, 2019.

(15)

According to the Schedule 13G (Amendment No. 1) filed on February 6, 2019, by BlackRock, Inc. (“BlackRock”), of the 9,771,831 shares of SBA’s Class A common stock beneficially owned, BlackRock has (a) sole voting power with respect to 8,592,335 shares, and (b) sole investment power with respect to all 9,771,831 shares. The principal business address of BlackRock is 55 East 52nd Street, New York, New York 10055.

(16)

According to the Schedule 13G (Amendment No. 7) filed on February 13, 2019, by The Vanguard Group, Inc. (“Vanguard”), of the 18,062,976 shares of SBA’s Class A common stock beneficially owned, Vanguard has (a) sole voting power with respect to 159,878 shares, (b) sole investment power with respect to 17,874,000 shares, (c) shared voting power with respect to 54,245 shares and (d) shared investment power with respect to 188,976 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 104,006 shares of SBA’s Class A common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 140,842 shares of SBA’s Class A common stock as a result of its serving as investment manager of Australian investment offerings. The principal business address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

SBA Communications Corporation  |  2019 Proxy Statement  65

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC and Nasdaq reports of ownership and changes in ownership of our Class A common stock. Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based on the review of copies of such reports furnished to us and written representations that no other reports were required, we believe that, during the 2018 fiscal year, our executive officers, directors and greater than 10% beneficial owners timely complied with all Section 16(a) filing requirements applicable to them, except that a Form 5 for Brian Lazarus to report a gift made during 2018 was not timely filed.

Shareholder Proposals and Director Nominations for 2020 Annual Meeting

Shareholder proposals and director nominations pursuant to the advance notice provision or proxy access provision in our Bylaws should be sent to SBA at the address set forth in the Notice. To be considered for inclusion in SBA’s proxy statement for the 2020 Annual Meeting of Shareholders, the deadline for submission of shareholder proposals, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, is December 7, 2019. Additionally, pursuant to the advance notice provision in our Bylaws, SBA must receive notice of any shareholder proposal or nomination for election as director to be submitted at the 2020 Annual Meeting of Shareholders, but not required to be included in our proxy statement, no earlier than December 18, 2019 and no later than January 17, 2020. Our Bylaws and Annex B of the NCG Committee charter set forth the information that is required in a written notice of a shareholder proposal. Eligible stockholders who do not seek to use the advance notice provision for nomination of directors in Article I, Section 19 of our Bylaws, but who instead intend to nominate a person for election as director under the proxy access provision in our Bylaws, must comply with the provisions of and provide notice to us in accordance with Article I, Section 20 of our Bylaws. We must receive the required notice and information specified in Article I, Section 20 no later than December 7, 2019. The persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

List of Shareholders Entitled to Vote at the Annual Meeting

The names of shareholders of record entitled to vote at the Annual Meeting will be available at our corporate office for a period of 10 days prior to the Annual Meeting and continuing through the Annual Meeting.

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OTHER MATTERS

Expenses Relating to this Proxy Solicitation

We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors, and employees may solicit proxies by telephone or personal call without extra compensation for that activity. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our stock and obtaining the proxies of those owners.

Communication with SBA’s Board of Directors

Shareholders may communicate with the Board of Directors by directing their communications in a hard copy (i.e., non-electronic) written form to the attention of one or more members of the Board of Directors, or to the Board of Directors collectively, at our corporate office located at 8051 Congress Avenue, Boca Raton, Florida 33487. A shareholder communication must include a statement that the author of such communication is a beneficial or record owner of shares of Class A common stock of SBA. Our Corporate Secretary will review all communications meeting the requirements discussed above and will remove any communications relating to (1) the purchase or sale of products or services, (2) communications from landlords relating to our obligations or the obligations of one of our subsidiaries under a lease, (3) communications from tenants relating to our obligations or the obligations of one of our subsidiaries under a lease, (4) communications from suppliers or vendors relating to our obligations or the obligations of one of our subsidiaries to such supplier or vendor, (5) communications from opposing parties relating to pending or threatened legal or administrative proceedings regarding matters not related to securities law matters or fiduciary duty matters, and (6) any other communications that the Corporate Secretary deems, in his or her reasonable discretion, unrelated to the business of SBA. The Corporate Secretary will compile all communications not removed in accordance with the procedure described above and will distribute such qualifying communications to the intended recipient(s). A copy of any qualifying communications that relate to our accounting and auditing practices will also be sent directly to the Chair of the Audit Committee, whether or not it was directed to such person.

Available Information

We maintain an internet website at www.sbasite.com. Copies of the Committee charters of each of the Audit Committee, Compensation Committee and NCG Committee, together with certain other corporate governance materials, including our Code of Ethics and Code of Conduct, can be found under the Investor Relations—Corporate Governance section of our website at www.sbasite.com, and such information is also available in print to any shareholder who requests it through our Investor Relations department at the address below.

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the 2018 Form 10-K as filed with the SEC, including the financial statements and schedules thereto, but not the exhibits. In addition, such report is available, free of charge, through the Investor Relations—Corporate Governance section of our internet website at www.sbasite.com. A request for a copy of such report should be directed to SBA Communications Corporation, 8051 Congress Avenue, Boca Raton, Florida 33487, Attention: Investor Relations. A copy of any exhibit to the 2018 Form 10-K will be forwarded following receipt of a written request with respect thereto addressed to Investor Relations.

SBA Communications Corporation  |  2019 Proxy Statement  67

OTHER MATTERS

Electronic Delivery

This year we again have elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite shareholders’ receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. We mailed the Notice containing instructions on how to access our proxy statement and annual report online on or about April 4, 2019. If you would like to receive a paper copy of the proxy materials, the Notice contains instructions on how to receive a paper copy.

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our Notice, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the Notice, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Notice for your household, please contact our transfer agent, Computershare Trust Company, N.A. in writing: P.O. Box 505000, Louisville, KY 40233-5000, or by telephone: in the U.S., (877) 282-1168; outside the U.S., (781) 575-4706.

If you participate in householding and wish to receive a separate copy of the Notice, or if you do not wish to participate in householding and prefer to receive separate copies of the Notice in the future, please contact Computershare as indicated above. Beneficial shareholders can request information about householding from their nominee.

68  SBA Communications Corporation  |  2019 Proxy Statement

APPENDIX A – GAAP TO NON-GAAP RECONCILIATIONS

Appendix A

GAAP to Non-GAAP Reconciliations

For more information regarding the measures included in this Exhibit A, please see our Current Report on Form 8-K dated February 21, 2019.

Tower Cash Flow and Tower Cash Flow Margin

We believe that Tower Cash Flow and Tower Cash Flow Margin are indicators of the performance of our site leasing operations. The tables below set forth the reconciliation of Tower Cash Flow to its most comparable GAAP measurement.

	For the year ended December 31,
	2018	2017	2016	2015	2014
	(in thousands)
Site leasing revenue	$1,740,434	$1,623,173	$1,538,070	$1,480,634	$1,360,202
Non-cash straight-line leasing revenue	(18,643)	(16,419)	(31,650)	(49,064)	(56,866)

Cash site leasing revenue	1,721,791	1,606,754	1,506,420	1,431,570	1,303,336
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(372,296)	(359,527)	(342,215)	(324,655)	(301,313)
Non-cash straight-line ground lease expense	26,212	30,850	34,708	34,204	36,271

Tower Cash Flow	$1,375,707	$1,278,077	$1,198,913	$1,141,119	$1,038,294

Tower Cash Flow Margin	79.9%	79.5%	79.6%	79.7%	79.7%

SBA Communications Corporation  |  2019 Proxy Statement  A-1

APPENDIX A – GAAP TO NON-GAAP RECONCILIATIONS

Adjusted EBITDA, Annualized Adjusted EBITDA and Annualized Adjusted EBITDA Margin

We believe that Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin are useful indicators of the financial performance of our core businesses. The tables below set forth the reconciliation of Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA margin to their most comparable GAAP measurement.

Adjusted EBITDA

	For the year ended December 31,
	2018	2017	2016	2015	2014
	(in thousands)
Net income (loss)	$47,451	$103,654	$76,238	$(175,656)	$(24,295)
Non-cash straight-line leasing revenue	(18,643)	(16,419)	(31,650)	(49,064)	(56,867)
Non-cash straight-line ground lease expense	26,212	30,850	34,708	34,204	36,271
Non-cash compensation	42,327	38,249	32,915	28,748	22,671
Loss from extinguishment of debt, net	14,443	1,961	52,701	783	26,204
Other (income ) / expense	85,624	2,418	(94,278)	139,137	(10,628)
Acquisition related adjustments and expenses	10,961	12,367	13,140	11,864	7,798
Asset impairment and decommission costs	27,134	36,697	30,242	94,783	23,801
Interest income	(6,731)	(11,337)	(10,928)	(3,894)	(677)
Interest expense(1)	399,146	348,568	352,510	343,025	337,284
Depreciation, accretion, and amortization	672,113	643,100	638,189	660,021	627,072
Provision (benefit) for taxes(2)	5,035	14,026	12,708	10,827	10,120

Adjusted EBITDA	$1,305,072	$1,204,134	$1,106,495	$1,094,777	$998,754

Oi Reserve(3)	-	-	16,498	-	-

Adjusted EBITDA net of the Oi Reserve	$1,305,072	$1,204,134	$1,122,993	$1,094,777	$998,754

(1)	Interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.

(2)

Provision (benefit) for taxes includes $802, $789, $1,643, $1,766, and $1,485 of franchise taxes reflected in selling, general, and administrative expenses on the Consolidated Statement of Operations for the year ended 2018, 2017, 2016, 2015, and 2014, respectively.

(3)	Oi Reserve represents a bad debt provision related to amounts owed or potentially owed by Oi S.A. as of June 20, 2016, the date Oi S.A. filed a petition for judicial reorganization in Brazil.

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APPENDIX A – GAAP TO NON-GAAP RECONCILIATIONS

Annualized Adjusted EBITDA

	For the quarter ended
	12/31/2018	12/31/2017	12/31/2016	12/31/2015	12/31/2014
	(in thousands)
Net income (loss)	$57,152	$7,660	$5,256	$31,019	$388
Non-cash straight-line leasing revenue	(2,953)	(3,979)	(6,695)	(9,963)	(14,133)
Non-cash straight-line ground lease expense	5,884	7,389	8,097	8,410	8,901
Non-cash compensation	10,187	9,355	8,163	6,845	5,440
Loss from extinguishment of debt, net	-	-	18,189	783	1,124
Other (income) / expense	(24,550)	18,636	(2,139)	(39,572)	9,758
Acquisition related adjustments and expenses	1,789	5,510	4,167	4,380	(2,930)
Asset impairment and decommission costs	4,356	10,789	7,063	20,598	10,247
Interest income	(1,760)	(2,689)	(3,224)	(1,610)	(249)
Total interest expense	103,601	92,403	84,063	89,561	81,644
Depreciation, accretion and amortization	169,454	162,643	158,554	161,461	162,214
Provision for taxes	16,105	2,347	5,523	2,411	4,288

Adjusted EBITDA	$339,265	$310,064	$287,017	$274,323	$266,692

Annualized Adjusted EBITDA	$1,357,060	$1,240,256	$1,148,068	$1,097,292	$1,066,768

Annualized Adjusted EBITDA Margin

	For the quarter ended
	12/31/2018	12/31/2017	12/31/2016	12/31/2015	12/31/2014
	(in thousands)
Annualized Adjusted EBITDA	$1,357,060	$1,240,256	$1,148,068	$1,097,292	$1,066,768

Total revenues for three months ended	483,849	443,073	416,505	406,941	404,734
Non-cash straight-line leasing revenue for three months ended	(2,953)	(3,979)	(6,695)	(9,963)	(14,133)

Cash site leasing revenue for three months ended	480,896	439,094	409,810	396,978	390,601

Annualized Adjusted EBITDA Margin	70.5%	70.6%	70.0%	69.1%	68.3%

SBA Communications Corporation  |  2019 Proxy Statement  A-3

APPENDIX A – GAAP TO NON-GAAP RECONCILIATIONS

Funds From Operations, Adjusted Funds From Operations and Adjusted Funds From Operations per Share

We believe that FFO, AFFO, and AFFO per share provide investors useful indicators of the financial performance of our core business. The tables below set forth the reconciliations of FFO and AFFO to their most comparable GAAP measurement.

	For the year ended December 31,
	2018	2017	2016	2015	2014
	(in thousands)
Net income (loss)	$47,451	$103,654	$76,238	$(175,656)	$(24,295)
Real estate related depreciation, amortization and accretion	668,668	639,219	632,985	653,990	621,208
Adjustments for unconsolidated joint ventures(1)	1,835	1,640	-	-	-

FFO	$717,954	$744,513	$709,223	$478,334	$596,913

Adjustments to FFO:
Non-cash straight-line leasing revenue	(18,643)	(16,419)	(31,650)	(49,064)	(56,867)
Non-cash straight-line ground lease expense	26,212	30,850	34,708	34,204	36,271
Non-cash compensation	42,327	38,249	32,915	28,747	22,671
Adjustment for non-cash portion of tax provision(2)	(15,287)	(3,961)	1,409	2,211	2,705
Non-real estate related depreciation, amortization and accretion	3,444	3,882	5,204	6,031	5,862
Amortization of deferred financing costs and debt discounts	22,929	24,819	23,339	20,659	44,684
Interest deemed paid upon conversion of convertible notes	-	-	-	-	7,537
Loss from extinguishment of debt, net	14,443	1,961	52,701	783	26,204
Other (income) expense	85,624	2,418	(94,278)	139,137	(10,628)
Acquisition related adjustments and expenses	10,961	12,367	13,140	11,863	7,798
Asset impairment and decommission costs	27,134	36,697	30,242	94,783	23,801
Non-discretionary cash capital expenditures	(34,887)	(35,225)	(32,452)	(33,600)	(27,243)

Adjustments for unconsolidated joint ventures(1)	2,302	349	-	-	-

AFFO	$884,513	$840,500	$744,501	$734,088	$679,709

Oi Reserve	-	-	16,498	-	-

AFFO net of the Oi Reserve	$884,513	$840,500	$760,999	$734,088	$679,709

Weighted average number of common shares(3)	116,515	121,022	125,144	128,918	130,061

AFFO per share	$7.59	$6.95	$5.95	$5.69	$5.23

AFFO per share net of the Oi reserve	$7.59	$6.95	$6.08	$5.69	$5.23

(1)

Adjustments for unconsolidated joint ventures represent (a) with respect to the calculation of FFO, that portion of the joint ventures’ depreciation, amortization and accretion to the extent included in

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APPENDIX A – GAAP TO NON-GAAP RECONCILIATIONS

our net income and (b) with respect to the calculation of AFFO, that portion of the joint ventures’ straight-line leasing revenue and ground lease expense, other (income) expense and acquisition related adjustments and expenses, in each case to the extent included in our net income.

(2)	Removes the non-cash portion of the tax provision for the period specified.

(3)	For purposes of the AFFO per share calculation, the basic weighted average number of common shares has been adjusted to include the dilutive effect of stock options and restricted stock units.

Return on Invested Capital

We believe that Return on Invested Capital (“ROIC”) is useful to investors as a measure of the effectiveness of the use of capital in our operations. The table below sets forth the reconciliation of ROIC.

	For the quarter ended
	12/31/18	12/31/17	12/31/16	12/31/15	12/31/14
	(in thousands)
Annualized Adjusted EBITDA	$1,357,060	$1,240,256	$1,148,068	$1,097,292	$1,066,768
Less: Annualized cash taxes	(13,868)	(20,348)	(11,440)	(7,764)	(5,164)
Numerator	$1,343,192	$1,219,908	$1,136,628	$1,089,528	$1,061,604

Historical Gross Property and Equipment	6,227,133	5,894,993	5,585,804	5,321,218	4,888,932
Historical Gross Intangibles	6,812,456	6,529,683	6,183,879	6,040,459	5,689,793

Denominator	$13,039,589	$12,424,676	$11,769,682	$11,361,677	$10,578,724

Return on Invested Capital	10.3%	9.8%	9.7%	9.6%	10.0%

SBA Communications Corporation  |  2019 Proxy Statement  A-5

SBA COMMUNICATIONS CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON

MAY 16, 2019

The undersigned shareholder acknowledges receipt of the Notice of Internet Availability of Proxy Materials and hereby appoints Steven E. Bernstein and Jeffrey A. Stoops or either of them, proxies for the undersigned, each with full power of substitution, to vote all of the undersigned’s shares of Class A common stock of SBA Communications Corporation (“SBA”) at the Annual Meeting of Shareholders to be held at SBA’s corporate office, 8051 Congress Avenue, Boca Raton, Florida 33487 on Thursday, May 16, 2019, at 10:00 a.m., local time, and at any adjournments or postponements thereof.

PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENVELOPE ENCLOSED. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE DIRECTOR NOMINEES IN PROPOSAL 1, PROPOSAL 2 AND PROPOSAL 3. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.

(Please Sign on Reverse Side)

Address Change/Comments (Mark the corresponding box on the reverse side)

☐  FOLD AND DETACH HERE  ☐

The Board of Directors recommends a vote FOR the director nominees in Proposal 1, and FOR Proposals 2 and 3. If no specification is made, the shares will be voted in accordance with such Board of Directors’ recommendation.		Please Mark Here for Address Change or Comments ☐ SEE REVERSE SIDE

1. Election of Director Nominees:		3. Approval, on an advisory basis, of the compensation of SBA’s named executive officers.

For a three-year term expiring at the 2022 Annual Meeting:		FOR AGAINST ABSTAIN
1a. Kevin L. Beebe	FOR AGAINST ABSTAIN

1b. Jack Langer	FOR AGAINST ABSTAIN

1c. Jeffrey A. Stoops	FOR AGAINST ABSTAIN

2. Ratification of the appointment of Ernst & Young LLP as SBA’s independent registered public accounting firm for the 2019 fiscal year.

FOR AGAINST ABSTAIN

Note. Such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof.

If you plan to attend the Annual Meeting, please mark the WILL ATTEND box	☐ WILL ATTEND

Signature	Signature	Date

Signature should agree with name printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

☐  FOLD AND DETACH HERE  ☐

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE PROXY SUBMISSION,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone proxy submission is available through 11:59 p.m. Eastern Time the day prior to Annual Meeting day.

Your Internet or telephone proxy submission authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	OR	TELEPHONE

If you submit your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To submit a proxy by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

SBA’s proxy statement and annual report are available online at www.edocumentview.com/SBAC.